Exhibit 99.2
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon USA Energy, Inc.:
     We have audited the accompanying consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alon USA Energy, Inc. and its subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     Effective January 1, 2008, the Company implemented FAS No. 157, Fair Value Measurements. Effective January 1, 2007, the Company implemented FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Alon USA Energy, Inc.’s internal control over financial reporting as of December 31, 2008 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated April 10, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Dallas, Texas
April 10, 2009, except for Note 2 which is as of December 1, 2009

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon USA Energy, Inc.:
     We have audited Alon USA Energy, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Alon USA Energy, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, Alon USA Energy, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     Alon USA Energy, Inc. acquired the Krotz Springs Refinery on July 3, 2008, and management excluded from its assessment of the effectiveness of Alon USA Energy, Inc.’s internal control over financial reporting as of December 31, 2008, the Krotz Springs Refinery’s internal control over financial reporting associated with revenues of 20.4% and assets of 26.5% of the respective consolidated amounts of Alon USA Energy, Inc. and subsidiaries as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Alon USA Energy, Inc. also excluded an evaluation of the internal control over financial reporting of the Krotz Spring Refinery.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated April 10, 2009 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Dallas, Texas
April 10, 2009

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	As of December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$18,454	$68,615
Short-term investments	—	27,296
Accounts and other receivables, net	204,576	228,987
Income tax receivable	116,564	35,244
Inventories	232,320	300,689
Prepaid expenses and other current assets	81,758	12,231

Total current assets	653,672	673,062

Equity method investments	37,661	40,092
Property, plant, and equipment, net	1,448,959	713,592
Goodwill	105,943	105,943
Other assets	167,198	48,697

Total assets	$2,413,433	$1,581,386

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$233,004	$291,339
Accrued liabilities	111,317	75,980
Current portion of deferred gain on disposition of assets	—	8,805
Current portion of long-term debt	28,397	11,154
Deferred income tax liability	30,570	6,204

Total current liabilities	403,288	393,482

Other non-current liabilities	104,190	58,637
Deferred gain on disposition of assets	—	33,832
Long-term debt	1,075,172	525,461
Deferred income tax liability	293,916	166,052

Total liabilities	1,876,566	1,177,464

Commitments and contingencies (Note 21)
Stockholders’ equity:
Preferred stock, par value $0.01, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.01, 100,000,000 shares authorized; 46,814,021 and 46,808,444 shares issued and outstanding at December 31, 2008 and 2007, respectively	468	468
Additional paid-in capital	183,642	182,932
Accumulated other comprehensive loss, net of income tax	(37,354)	(7,700)
Retained earnings	287,895	212,502

Total stockholders’ equity	434,651	388,202

Non-controlling interest in subsidiaries	17,916	15,720
Preferred stock of subsidiary including accumulated dividends	84,300	—

Total equity	536,867	403,922

Total liabilities and equity	$2,413,433	$1,581,386

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Year Ended December 31,
	2008	2007	2006
Net sales (1)	$5,156,706	$4,542,151	$3,093,890
Operating costs and expenses:
Cost of sales	4,853,195	3,999,287	2,627,321
Direct operating expenses	216,498	201,196	129,277
Selling, general and administrative expenses	119,852	105,352	86,939
Net costs associated with fire	56,854	—	—
Business interruption recovery	(55,000)	—	—
Depreciation and amortization	66,754	57,403	34,274

Total operating costs and expenses	5,258,153	4,363,238	2,877,811

Gain on involuntary conversion of assets	279,680	—	—
Gain on disposition of assets	45,244	7,206	63,255

Operating income	223,477	186,119	279,334
Interest expense	(67,550)	(47,747)	(30,658)
Equity earnings (loss) of investees	(1,522)	11,177	3,161
Other income, net	1,500	6,565	7,740

Income before income tax expense, non-controlling interest in income of subsidiaries, and accumulated dividends on preferred stock of subsidiary	155,905	156,114	259,577
Income tax expense	62,781	46,199	93,968

Income before non-controlling interest in income of subsidiaries and accumulated dividends on preferred stock of subsidiary	93,124	109,915	165,609
Non-controlling interest in income of subsidiaries	5,941	5,979	8,241
Accumulated dividends on preferred stock of subsidiary	4,300	—	—

Net income available to common stockholders	$82,883	$103,936	$157,368

Earnings per share, basic	$1.77	$2.22	$3.37

Weighted average shares outstanding, basic (in thousands)	46,788	46,763	46,738

Earnings per share, diluted	$1.72	$2.16	$3.36

Weighted average shares outstanding, diluted (in thousands)	49,583	46,804	46,779

Cash dividends per share	$0.16	$0.16	$3.03

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $37,483, $35,808, and $29,122 for the years ended December 31, 2008, 2007 and 2006, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(dollars in thousands)

			Accumulated
		Additional	Other		Total
	Common	Paid-In	Comprehensive	Retained	Stockholders’	Non-controlling
	Stock	Capital	Income (Loss)	Earnings	Equity	Interest	Total Equity
Balance at December 31, 2005	$468	$181,108	$(2,458)	$100,513	$279,631	$6,928	$286,559
Stock compensation expense	—	514	—	—	514	1,931	2,445
Dividends	—	—	—	(141,825)	(141,825)	(7,968)	(149,793)
Non-controlling interest shares purchased	—	—	—	—	—	262	262
Income before non-controlling interest in income of subsidiaries	—	—	—	157,368	157,368	8,241	165,609
Other comprehensive income (loss):
Minimum pension liability, net of income tax of $315	—	—	(528)	—	(528)	(30)	(558)

Total comprehensive income					156,840	8,211	165,051

Adjustment to initially apply FASB Statement No. 158, net of tax of $2,631	—	—	(4,414)	—	(4,414)	(248)	(4,662)

Balance at December 31, 2006	468	181,622	(7,400)	116,056	290,746	9,116	299,862
Stock compensation expense	—	1,310	—	—	1,310	1,112	2,422
Dividends	—	—	—	(7,490)	(7,490)	(468)	(7,958)
Income before non-controlling interest in income of subsidiaries	—	—	—	103,936	103,936	5,979	109,915
Other comprehensive income (loss):
Defined benefit pension plans, net of income tax of $958	—	—	1,532	—	1,532	99	1,631
Fair value of interest rate swap, net of tax of $1,050	—	—	(1,832)	—	(1,832)	(118)	(1,950)

Total comprehensive income					103,636	5,960	109,596

Balance at December 31, 2007	468	182,932	(7,700)	212,502	388,202	15,720	403,922
Stock compensation expense	—	710	—	—	710	(1,062)	(352)
Dividends	—	—	—	(7,490)	(7,490)	(386)	(7,876)
Sale of preferred stock by subsidiary(1)	—	—	—	—	—	80,000	80,000
Income before non-controlling interest in income of subsidiaries and accumulated dividends on preferred stock of subsidiary(1)	—	—	—	82,883	82,883	10,241	93,124
Other comprehensive income (loss):
Defined benefit pension plans, net of income tax of $8,780	—	—	(13,481)	—	(13,481)	(1,044)	(14,525)
Fair value of commodity derivative contracts, net of tax of $677	—	—	(1,071)	—	(1,071)	(83)	(1,154)
Fair value of interest rate swap, net of tax of $6,828	—	—	(15,102)	—	(15,102)	(1,170)	(16,272)

Total comprehensive income					53,229	7,944	61,173

Balance at December 31, 2008	$468	$183,642	$(37,354)	$287,895	$434,651	$102,216	$536,867

(1)	Includes $80,000 in preferred stock of subsidiary issued in connection with the Krotz Springs refinery acquisition in July 2008 and accumulated dividends of $4,300 through December 31, 2008.
The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income available to common stockholders	$82,883	$103,936	$157,368
Adjustments to reconcile net income available to common stockholders to cash provided by (used in) operating activities:
Depreciation and amortization	66,754	57,403	34,274
Stock compensation	173	2,264	2,445
Deferred income tax expense	177,797	(2,984)	8,264
Non-controlling interest in income of subsidiaries	10,241	5,979	8,241
Equity earnings (loss) of investees (net of dividends)	4,296	(1,876)	(739)
Mark-to-market of heating oil hedge	(117,452)	—	—
Gain on involuntary conversion of assets	(279,680)	—	—
Gain on disposition of assets	(45,244)	(7,206)	(63,255)
Changes in operating assets and liabilities, net of acquisition effects:
Accounts and other receivables, net	59,336	(144,068)	68,900
Income tax receivable	(81,320)	—	—
Inventories	213,373	16,715	(20,490)
Prepaid expenses and other current assets	5,933	794	9,639
Other assets	(1,136)	9,654	26,217
Accounts payable	(108,458)	82,141	(88,664)
Accrued liabilities	17,419	8,312	(13,787)
Other non-current liabilities	(5,727)	(7,114)	14,564

Net cash provided by (used in) operating activities	(812)	123,950	142,977

Cash flows from investing activities:
Capital expenditures	(62,356)	(42,204)	(39,832)
Capital expenditures to rebuild the Big Spring refinery	(362,178)	—	—
Capital expenditures for turnarounds and catalysts	(9,958)	(9,842)	(3,940)
Proceeds from insurance to rebuild the Big Spring refinery	270,885	—	—
Proceeds from disposition of assets	7,000	—	68,009
Sale (purchase) of short-term investments, net	27,296	(27,296)	185,320
Acquisition of Krotz Springs refinery	(481,011)	—	—
Acquisition of Skinny’s, Inc. stock	—	(75,329)	—
Acquisition of Good Time stores assets	—	—	(27,024)
Acquisition of Paramount Petroleum Corporation stock	—	7,417	(504,655)
Acquisition of Edgington Oil Company assets	—	—	(98,762)
Non-controlling interest shares purchased	—	—	(186)

Net cash used in investing activities	(610,322)	(147,254)	(421,070)

Cash flows from financing activities:
Dividends paid to non-controlling interest shareholders	(386)	(468)	(7,968)
Dividends paid to shareholders	(7,490)	(7,490)	(141,825)
Proceeds from sale of preferred stock by subsidiary	80,000	—	—
Deferred debt issuance costs	(28,105)	(2,235)	(11,047)
Revolving credit facilities, net	276,818	—	19,798
Additions to long-term debt	252,000	46,334	500,000
Payments on long-term debt	(11,864)	(8,388)	(153,519)

Net cash provided by financing activities	560,973	27,753	205,439

Net increase (decrease) in cash and cash equivalents	(50,161)	4,449	(72,654)
Cash and cash equivalents, beginning of period	68,615	64,166	136,820

Cash and cash equivalents, end of period	$18,454	$68,615	$64,166

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$58,504	$48,686	$20,301

Cash (received) paid for income tax, net of refunds	$(30,334)	$91,781	$83,291

Non-cash activities:
Financing activity — proceeds from borrowings retained by bank as deposit for hedge related activities for Krotz Springs refinery acquisition	$50,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (1) Description and Nature of Business
     In this document, Alon may refer to Alon USA Energy, Inc. and its consolidated subsidiaries or to Alon USA Energy, Inc. or an individual subsidiary.
     Alon USA Energy, Inc. and its subsidiaries engage in the business of refining and marketing of petroleum products, primarily in the South Central, Southwestern and Western regions of the United States. Alon’s business consists of three operating segments: (i) refining and unbranded marketing, (ii) asphalt and (iii) retail and branded marketing.
     Refining and Unbranded Marketing Segment. Our refining and unbranded marketing segment includes sour and heavy crude oil refineries that are located in Big Spring, Texas; and Paramount and Long Beach, California; and a light sweet crude oil refinery located in Krotz Springs, Louisiana. Because we operate the Long Beach refinery as an extension of the Paramount refinery and due to their physical proximity to one another, we refer to the Long Beach and Paramount refineries together as our “California refineries.” These refineries have a combined throughput capacity of approximately 240,000 bpd. At these refineries we refine crude oil into petroleum products, including gasoline, diesel fuel, jet fuel, petrochemicals, feedstocks and asphalts, which are marketed primarily in the South Central, Southwestern, and Western United States.
     We market transportation fuels produced at our Big Spring refinery in West and Central Texas, Oklahoma, New Mexico and Arizona. We refer to our operations in these regions as our “physically integrated system” because we supply our retail and branded marketing segment convenience stores and unbranded distributors in this region with motor fuels produced at our Big Spring refinery and distributed through a network of pipelines and terminals which we either own or have access to through leases or long-term throughput agreements.
     We market refined products produced at our Paramount refinery to wholesale distributors, other refiners and third parties primarily on the West Coast. Our Long Beach refinery produces asphalt products. Unfinished fuel products and intermediates produced at our Long Beach refinery are transferred to our Paramount refinery via pipeline and truck for further processing or sold to third parties.
     Approximately 98% of the production at the Krotz Springs refinery is light products, including gasoline, diesel, and other distillates. We market refined products from Krotz Springs to wholesale distributors, other refiners, and third parties. The refinery’s location provides access to upriver markets on the Mississippi River and its docking facilities along the Atchafalaya River allow barge access. The refinery also uses its direct access to the Colonial Pipeline to transport products to markets in the southeastern and northeastern United States
     Asphalt Segment. Alon’s asphalt segment markets asphalt produced at its Big Spring and California refineries included in the refining and unbranded marketing segment and at our Willbridge, Oregon refinery. Asphalt produced by the refineries in our refining and unbranded marketing segment is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. The Willbridge refinery is an asphalt topping refinery and has a crude oil throughput capacity of 12,000 bpd. The Willbridge refinery processes primarily heavy crude oils with approximately 70% of its production sold as asphalt products.
     Alon’s asphalt segment markets asphalt through 12 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Oregon (Willbridge), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia), and Nevada (Fernley) (50% interest) as well as a 50% interest in Wright Asphalt Products Company, LLC (“Wright”). We produce both paving and roofing grades of asphalt, including performance-graded asphalts, emulsions and cutbacks.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     Retail and Branded Marketing Segment. Our retail and branded marketing segment operates 306 convenience stores primarily in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, general merchandise and food and beverage products to the general public, primarily under the 7-Eleven and FINA brand names. Historically, substantially all of the motor fuel sold through our retail operations and the majority of the motor fuel marketed in our branded business was supplied by our Big Spring refinery. As a result of the February 18, 2008 fire at our Big Spring refinery, branded marketing primarily acquired motor fuel from third-party suppliers during the period the refinery was down and continued to acquire motor fuels to a lesser extent when the refinery began partial production on April 5, 2008 through September 30, 2008. We market gasoline and diesel under the FINA brand name through a network of approximately 780 locations, including our convenience stores. Additionally, our retail and branded marketing segment licenses the use of the FINA brand name and provides credit card processing services to approximately 100 licensed locations that are not under fuel supply agreements with us. Branded distributors that are not part of our integrated supply system, primarily in East Texas, are supplied with motor fuels we obtain from third-party suppliers.
     (2) Summary of Significant Accounting Policies
     (a) Basis of Presentation
     The consolidated financial statements include the accounts of Alon USA Energy, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated.
     (b) Adoption of New Accounting Standards
     As previously disclosed in Alon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, Alon adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS No. 160”), effective January 1, 2009. SFAS No. 160 requires retrospective reclassification for all periods presented for non-controlling interests (previously referred to as minority interests) to the equity section of the consolidated balance sheets and changes in the presentation of income in the consolidated statements of operations.
     These consolidated financial statements present changes required under SFAS No. 160 for periods prior to the adoption as of January 1, 2009. For further information on the impacts of the adoption of SFAS No. 160 on our consolidated financial statements, refer to “— (x) New Accounting Standards and Disclosures”.
     (c) Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     (d) Revenue Recognition
     Revenues from sales of refined products are earned and realized upon transfer of title to the customer based on the contractual terms of delivery (including payment terms and prices). Title primarily transfers at the refinery or terminal when the refined product is loaded into the common carrier pipelines, trucks or railcars (free on board origin). In some situations, title transfers at the customer’s destination (free on board destination).
     Alon occasionally enters into refined product buy/sell arrangements, which involve linked purchases and sales related to refined product sales contracts entered into to address location, quality or grade requirements. These buy/sell transactions are included on a net basis in sales in the consolidated statements of operations and profits are recognized when the exchanged product is sold.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     In the ordinary course of business, logistical and refinery production schedules necessitate the occasional sale of crude oil to third parties. All purchases and sales of crude oil are recorded net, in cost of sales in the consolidated statements of operations.
     Sulfur credits purchased to meet federal gasoline sulfur regulations are recorded in inventory at the lower of cost or market. Cost is computed on an average cost basis. Purchased sulfur credits are removed from inventory and charged to cost of sales in the consolidated statements of operations as they are utilized. Sales of excess sulfur credits are recognized in earnings and included in net sales in the consolidated statements of operations.
     (e) Cost Classifications
     Refining and unbranded marketing cost of sales includes crude oil and other raw materials, inclusive of transportation costs. Asphalt cost of sales includes costs of purchased asphalt, blending materials and transportation costs. Retail and branded marketing cost of sales includes cost of sales for motor fuels and for merchandise. Motor fuel cost of sales represents the net cost of purchased fuel, including transportation costs and associated motor fuel taxes. Merchandise cost of sales includes the delivered cost of merchandise purchases, net of merchandise rebates and commissions. Cost of goods excludes depreciation and amortization, which is presented separately in the consolidated statements of operations.
     Direct operating expenses, which relate to Alon’s refining and unbranded marketing and asphalt segments, include costs associated with the actual operations of the refineries and terminals, such as energy and utility costs, routine maintenance, labor, insurance and environmental compliance costs. All operating costs associated with Alon’s crude oil and product pipelines are considered to be transportation costs and are reflected in cost of sales in the consolidated statements of operations.
     Selling, general and administrative expenses consist primarily of costs relating to the operations of the convenience stores, including labor, utilities, maintenance and retail corporate overhead costs. Refining and unbranded marketing and asphalt segments corporate overhead and marketing expenses are also included in selling, general and administrative expenses.
     Interest expense consists of interest expense, letters of credit and financing fees and amortization of deferred debt issuance costs but excludes capitalized interest.
     (f) Cash and Cash Equivalents
     All highly-liquid instruments with a maturity of three months or less at the time of purchase are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.
     (g) Short-Term Investments
     Short-term investments at December 31, 2007 primarily consist of highly-rated variable rate demand notes (“VRDN”). Although VRDNs may have long-term stated maturities, generally 10 to 30 years, Alon has designated these securities as available-for-sale and has classified them as current because it views them as available to support its current operations. VRDNs may be redeemed at par on one business day’s notice to the remarketing agent or on seven calendar days to the issuer. These securities are carried at cost, which approximates market value. There were no short-term investments at December 31, 2008.
     (h) Accounts Receivable
     The majority of accounts receivable is due from companies in the petroleum industry. Credit is extended based on evaluation of the customer’s financial condition and in certain circumstances, collateral, such as letters of credit or guarantees, are required. Credit losses are charged to reserve for bad debts when accounts are deemed uncollectible. Reserve for bad debts is based on a combination of current sales, historical charge-offs and specific accounts identified as high risk.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (i) Inventories
     Crude oil, refined products and blendstocks for the refining and unbranded marketing segment and asphalt for the asphalt segment are stated at the lower of cost or market. Cost is determined under the last-in, first-out (“LIFO”) valuation method. Cost of crude oil, refined products, asphalt and blendstock inventories in excess of market value are charged to cost of sales. Such charges are subject to reversal in subsequent periods, not to exceed LIFO cost, if prices recover. Materials and supplies are stated at average cost. Cost for the retail and branded marketing segment merchandise inventories is determined under the retail inventory method and cost for retail and branded marketing segment fuel inventories is determined under the first-in, first-out (“FIFO”) method.
     (j) Hedging Activity
     All derivative instruments are recorded in the consolidated balance sheet as either assets or liabilities measured at their fair value. Alon generally considers all commodity forwards, futures, swaps, and option contracts to be part of its risk management strategy. Alon has elected not to designate these commodity contracts as cash flow hedges for financial accounting purposes. Accordingly, net unrealized gains and losses for changes in the fair value on open commodity derivative contracts are recognized in cost of sales.
     Alon selectively designates certain commodity derivative contracts and interest rate derivatives as cash flow hedges. The effective portion of the gains or losses associated with these derivative contracts designated and qualifying as cash flow hedges are initially recorded in accumulated other comprehensive income in the consolidated balance sheet and reclassified into the statement of operations in the period in which the underlying hedged forecasted transaction affects income. The amounts recorded into the consolidated statement of operations for commodity derivative contracts is recorded as a part of cost of sales and the amounts recorded for interest rate derivatives are recognized as interest expense. The ineffective portion of the gains or losses on the derivative contracts, if any, is recognized in the statement of operations as it is incurred.
     (k) HEP Investment
     The investment in Holly Energy Partners, LP (“HEP”) consists of 937,500 of subordinated class B limited partnership units in HEP and is accounted for under the equity method. These units may be converted into common units after March 2010, or before as described in the limited partnership agreement. The fair market value of 937,500 HEP common units as of December 31, 2008 was $20,016.
     (l) Property, Plant, and Equipment
     The carrying value of property, plant, and equipment includes the fair value of the asset retirement obligation and has been reflected in the consolidated balance sheets at cost, net of accumulated depreciation.
     Property, plant, and equipment, net of salvage value, are depreciated using the straight-line method at rates based on the estimated useful lives for the assets or groups of assets, beginning in the month following acquisition or completion. Alon capitalizes interest costs associated with major construction projects based on the effective interest rate on aggregate borrowings.
     Leasehold improvements are depreciated on the straight-line method over the shorter of the contractual lease terms or the estimated useful lives.
     Expenditures for major replacements and additions are capitalized. Refining and unbranded marketing segment and asphalt segment expenditures for routine repairs and maintenance costs are charged to direct operating expense as incurred. Retail and branded marketing segment routine repairs and maintenance costs are charged to selling, general and administrative expense as incurred. The applicable costs and accumulated depreciation of assets that are sold, retired, or otherwise disposed of are removed from the accounts and the resulting gain or loss is recognized.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (m) Impairment of Long-Lived Assets and Assets To Be Disposed Of
     Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its expected future cash flows, an impairment loss is recognized based on the excess of the carrying value of the impaired asset over its fair value. These future cash flows and fair values are estimates based on management’s judgment and assumptions. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs of disposition.
     (n) Asset Retirement Obligations
     Alon uses SFAS No. 143, Accounting for Asset Retirement Obligations, which established accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement costs. The provisions of SFAS No. 143 apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset. Alon also uses Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Retirement Obligations (“FIN 47”), which requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event, if the amount can be reasonably estimated (Note 13).
     (o) Turnarounds and Chemical Catalyst Costs
     Alon records the cost of planned major refinery maintenance, referred to as turnarounds, and chemical catalyst used in the refinery process units, which are typically replaced in conjunction with planned turnarounds, in “other assets” in the consolidated balance sheets. Turnaround and catalyst costs are currently deferred and amortized on a straight-line basis beginning the month after the completion of the turnaround and ending immediately prior to the next scheduled turnaround. The amortization of deferred turnaround and chemical catalyst costs are presented in “depreciation and amortization” in the consolidated statements of operations.
     (p) Income Taxes
     Alon accounts for income taxes under the asset and liability method as required by SFAS 109, Accounting for Income Taxes, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     (q) Stock-Based Compensation
     Alon uses the grant date fair-value based method for calculating and accounting for stock-based compensation as required in SFAS No. 123R, Share-Based Payment. As a private company, Alon used the minimum value method for calculating the fair value impact of SFAS No. 123, Accounting for Stock-Based Compensation. Alon applied SFAS No. 123R prospectively to new awards and to awards modified, repurchased or forfeited after January 1, 2006. Alon applied the modified prospective transition method to any unvested stock-based awards issued after its initial public offering (“IPO”). The adoption of SFAS No. 123R did not have a significant effect on Alon’s financial position or results of operations.
     Alon previously accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (“Opinion 25”). Accordingly, compensation cost for stock options was measured as the excess of the estimated fair value of the common stock over the exercise price and was recognized over the scheduled vesting

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
period on an accelerated basis. All pre-IPO stock-based awards continue to be accounted for using the intrinsic value method under Opinion 25.
     Stock compensation expense is presented as selling, general and administrative expenses in the consolidated statements of operations (Note 20).
     (r) Environmental Expenditures
     Alon accrues for costs associated with environmental remediation obligations when such costs are probable and can be reasonably estimated. Environmental liabilities represent the estimated costs to investigate and remediate contamination at Alon’s properties. This estimate is based on internal and third-party assessments of the extent of the contaminations, the selected remediation technology and review of applicable environmental regulations.
     Accruals for estimated costs from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value unless payments are fixed and determinable. Recoveries of environmental remediation costs from other parties are recorded as assets when the receipt is deemed probable (Note 12). Estimates are updated to reflect changes in factual information, available technology or applicable laws and regulations.
     (s) Earnings Per Share
     Earnings per share are computed by dividing net income available to common stockholders by the weighted average of the common shares outstanding during the reporting period. Diluted earnings per share are calculated to give effect to all potentially dilutive common shares that were outstanding during the period (Note 19).
     (t) Other Comprehensive Income (Loss)
     Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that, under United States generally accepted accounting principles, are excluded from net income, such as defined benefit pension plan adjustments and gains and losses related to certain derivative instruments. The balance in other comprehensive income (loss), net of tax reported in the consolidated statements of stockholder’s equity consists of defined benefit pension plans, fair value of interest rate swap adjustments, and the fair value of commodity derivative contract adjustments.
     (u) Defined Benefit Pension and Other Postretirement Plans
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends SFAS No. 87, Employers’ Accounting for Pensions, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, Statement No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, and other related accounting literature.
     SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit pension and postretirement plan as an asset or a liability in the statement of financial position and to recognize changes in that funded status through comprehensive income in the year the changes occur. This statement also requires an employer to measure the funded status of a plan as of the date of the employer’s year-end statement of financial position. Alon adopted the funded status recognition and related disclosure requirements of SFAS No. 158 as of December 31, 2006, and measured the funded status of the defined benefit plans as of that date.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The effect of applying SFAS No. 158 on individual categories in the consolidated balance sheet as of December 31, 2006 was as follows:

	Before Application		After Application
	of Statement 158	Adjustments	of Statement 158
Accrued benefit liability	$6,732	$7,318	$14,050
Deferred income taxes	1,897	2,631	4,528
Accumulated other comprehensive income	3,154	4,662	7,816
     (v) Commitments and Contingencies
     Liabilities for loss contingencies, including environmental remediation costs not within the scope of SFAS No. 143, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability, in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.
     (w) Goodwill and Intangible Assets
     Goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired less liabilities assumed. Intangible assets are assets that lack physical substance (excluding financial assets). Goodwill acquired in a business combination and intangible assets with indefinite useful lives are not amortized and intangible assets with finite useful lives are amortized on a straight-line basis over 1 to 40 years. Goodwill and intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. Alon uses December 31 of each year as the valuation date for annual impairment testing purposes.
     (x) New Accounting Standards and Disclosures
     In December 2008, FASB issued FASB Staff Position FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plans (“FSP FAS 132(R)-1”), which amends FASB Statement 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on employers disclosures about plan assets of define benefit pension or other postretirement plan. The disclosures are intended to provide users of financial statements and understanding of the determination of investment allocations, the major categories of plan assets, inputs and valuation techniques used to measure fair value of plan assets, and significant concentrations of credit risk with plan assets. FSP FAS 132(R)-1 is effective for years ending after December 15, 2009. Since FSP FAS 132(R)-1 only affects disclosure requirements, there will be no effect on Alon’s results of operations or financial position.
     In November 2008, the FASB ratified its consensus on EITF Issue No. 08-6, Equity Method Investment Accounting Considerations. The scope of the Issue applies to all investments accounted for under the equity method. The Issue covers the initial measurement of an equity method investment, recognition of other-than-temporary impairments, and the effects on ownership of the investor due to the issuance of shares by the investee. The Issue is effective for fiscal years beginning on or after December 15, 2008.
     In June 2008, the FASB ratified its consensus on EITF Issue No. 08-3, Accounting by Lessees for Maintenance Deposits, which applies to the lessee’s accounting for maintenance deposits paid by a lessee under an arrangement accounted for as a lease that are refunded only if the lessee performs specified maintenance activities and deposits within the scope of the Issue shall be accounted for as deposit assets. The effect of the change shall be recognized as a change in accounting principle as of the beginning of the fiscal year in which the consensus is initially applied for all arrangements existing at the effective date. This Issue is effective for fiscal years beginning after December 15,

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
2008. We are evaluating the potential impact of adoption of EITF Issue No. 08-3 on our consolidated financial statements.
     In April 2008, the FASB issued FASB Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and early adoption is prohibited. We are currently evaluating the potential impact of the adoption of FSP FAS 142-3 on our consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities (“SFAS No. 161”), which established disclosure requirements for hedging activities. SFAS No. 161 requires that entities disclose the purpose and strategy for using derivative instruments, include discussion regarding the method for accounting for the derivative and the related hedged items under SFAS No. 133 and the derivative and related hedged items’ effect on a company’s financial statements. SFAS No. 161 also requires quantitative disclosures about the fair values of derivative instruments and their gains or losses in tabular format as well as discussion regarding contingent credit-risk features in derivative agreements and counterparty risk. The statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after November 15, 2008. Since SFAS No. 161 only affects disclosure requirements, there will be no effect on Alon’s results of operations or financial position.
     Effective January 1, 2008, Alon adopted the provisions of SFAS No. 157, Fair Value Measurements, which pertain to certain balance sheet items measured at fair value on a recurring basis. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about such measurements that are permitted or required under other accounting pronouncements. While SFAS No. 157 may change the method of calculating fair value, it does not require any new fair value measurements.
     In February 2008, the FASB issued FASB Staff Position FAS 157-2, Partial Deferral of the Effective Date of Statement 157 (“FSP FAS 157-2”). FSP FAS 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. Alon is currently evaluating the impact of the provisions of FSP FAS 157-2 on its financial statements which is effective for fiscal years beginning after November 15, 2008.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have a material effect on Alon’s results of operations or financial position.
     In December 2007, the FASB issued SFAS No. 160, which requires non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity and changes the presentation of income in the consolidated statements of operations. For consolidated subsidiaries that are less than wholly-owned, the third-party holdings of equity interests are referred to as non-controlling interests. The portion of income attributable to non-controlling interests is presented as non-controlling interest in income of subsidiaries in the consolidated statements of operations and the portion of total equity of such subsidiaries is presented as non-controlling interest in subsidiaries in the consolidated balance sheets. Additionally, SFAS No. 160 requires that comprehensive income be attributed to non-controlling interests. SFAS No. 160 was effective for periods beginning on or after December 15, 2008 and earlier application was prohibited.
     As previously mentioned in Note 2(b), Alon adopted the provisions of SFAS No. 160 effective January 1, 2009. SFAS No. 160 requires comparative period information to be recast to classify non-controlling interests in equity, attribute net income and other comprehensive income to non-controlling interests, and provide other disclosures.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The effect of the adoption of SFAS No. 160 on the consolidated balance sheets as of December 31, 2008 and 2007 is summarized below:

	December 31,		December 31,
	2008	Adjustments	2008
	(as previously
	reported)		(recast)
Total stockholders’ equity	$431,919	$2,732	$434,651
Non-controlling interest in subsidiaries (1)	—	17,916	17,916
Preferred stock of subsidiary including accumulated dividends (1)	—	84,300	84,300

Total equity	$431,919	$104,948	$536,867

	December 31,		December 31,
	2007	Adjustments	2007
	(as previously
	reported)		(recast)
Total stockholders’ equity	$387,767	$435	$388,202
Non-controlling interest in subsidiaries (1)	—	15,720	15,720

Total equity	$387,767	$16,155	$403,922

(1)	Previously reported outside of equity.
     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which requires that the purchase method of accounting be used for all business combinations. SFAS No. 141(R) requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination be recorded at “full fair value.” SFAS No. 141(R) applies to all business combinations, including combinations by contract alone. SFAS No. 141(R) is effective for periods beginning on or after December 15, 2008 and earlier application is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date.
     In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN No. 48”). This interpretation prescribes a “more-likely-than-not” recognition threshold and measurement attribute (the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with tax authorities) for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provided guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Alon performed a review of its tax positions and adopted the provisions of FIN No. 48 on January 1, 2007. The adoption of FIN No. 48 did not have a material effect on Alon’s results of operations or financial position as Alon has no unrecognized tax benefits.
     In June 2006, the FASB ratified its consensus on EITF Issue No. 06-3; How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The scope of EITF No. 06-3 includes any tax assessed by a governmental authority that is imposed concurrent with or subsequent to a revenue-producing transaction between a seller and a customer. For taxes within the scope of this issue that are significant in amount, the consensus requires the following disclosures: (i) the accounting policy elected for these taxes and (ii) the amount of the taxes reflected gross in the income statement on an interim and annual basis for all periods presented. The disclosure of those taxes can be provided on an aggregate basis. Alon adopted the consensus on January 1, 2007. Alon’s present excise taxes on sales by Alon’s retail and branded marketing segment is presented on a gross basis with supplemental information regarding the amount of such taxes included in revenues provided in a footnote on the face of the income statement. All other excise taxes are presented on a net basis in the income statement.
     (y) Reclassifications
     Certain reclassifications have been made to the prior period balances to conform to the current presentation.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (3) Big Spring Refinery Fire
     On February 18, 2008, a fire at the Big Spring refinery destroyed the propylene recovery unit and damaged equipment in the alkylation and gas concentration units. The re-start of the crude unit in a hydroskimming mode began on April 5, 2008 and the Fluid Catalytic Cracking Unit (“FCCU”) resumed operations on September 26, 2008. Substantially all of the repairs to the units damaged in the fire have been completed other than the alkylation unit which we expect to be completed by the end of 2009.
     Alon’s insurance policies provide a combined single limit of $385,000 for property damage, with a $2,000 deductible, and business interruption coverage with a 45 day waiting period. Alon also has third party liability insurance which provides coverage with a limit of $150,000 and a $5,000 deductible.
     For purposes of financial reporting, Alon records costs associated with the fire on a pre-tax basis net of anticipated insurance recoveries and has reflected this as a separate line item on the consolidated statements of operations. For the year ended December 31, 2008, Alon has recorded pre-tax non-reimbursable costs of $56,854 associated with the fire. The components of net costs associated with fire as of December 31, 2008 include: $51,064 for expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $5,000 for Alon’s third party liability insurance deductible under the insurance policy described above; and depreciation for the temporarily idled facilities of $790.
     Alon has received $330,000 of insurance proceeds on work performed through December 31, 2008 and $55,000 for business interruption recovery as a result of the fire with all proceeds received in 2008 and January 2009.
     With the insurance proceeds received of $330,000 an involuntary pre-tax gain on conversion of assets has been recorded of $279,680 for the proceeds received in excess of the book value of the assets impaired of $25,330 and demolition and repair expenses of $24,990 incurred through December 31, 2008. Pre-tax income of $55,000 was also recorded in 2008 for the business interruption recovery.
     (4) Acquisitions
     Krotz Springs Refinery Acquisition
     On July 3, 2008, Alon completed the acquisition of all the capital stock of the refining business located in Krotz Springs, Louisiana, from Valero Energy Corporation (“Valero”). The purchase price was $333,000 in cash plus $141,494 for working capital, including inventories. The completion of the Krotz Springs refinery acquisition increased Alon’s crude refining capacity by 50% to approximately 250,000 barrels per day (“bpd”) including our refineries located on the West Coast, West Texas and Gulf Coast.
     The Krotz Springs refinery, with a nameplate crude capacity of approximately 83,100 bpd, supplies multiple demand centers in the Southeast and East Coast markets through a pipeline operated by the Colonial Pipeline Company. The 2008 refined product mix from the Krotz Springs refinery consisted of approximately 98% light products, with the following yields: 43% gasoline, 46% distillates and light cycle oils, 9% petrochemicals and 2% of heavy products.
     The cash portion of the purchase price and working capital payment were funded in part by borrowings under a $302,000 term loan credit facility and borrowings under a $400,000 revolving credit facility (Note 15).
     Additionally, funds for a portion of the purchase price were provided through an $80,000 equity investment by Alon Israel Oil Company, Ltd., the Company’s majority stockholder, in preferred stock of a new Alon holding company subsidiary, which may be exchanged for shares of Alon common stock after three years. The shares of the new subsidiary have a par value of $1,000.00 per share and accrue dividends at a rate of 10.75% per annum. The dividends are cumulative and paid upon approval of Alon’s board of directors. In addition, Alon Israel Oil Company, Ltd. provided for the issuance of $55,000 in letters of credit to support increased borrowing capacity

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
under the $400,000 revolving credit facility. A committee of independent and disinterested members of Alon’s board of directors negotiated and approved these transactions.
     The purchase price has been preliminarily allocated based on estimated fair values of the assets and liabilities acquired at the date of acquisition, pending the completion of an independent appraisal and other evaluations. The purchase price has been preliminarily determined as set forth below:

Cash paid	$474,494
Transaction costs	6,517

Total purchase price	$481,011

     The purchase price was preliminarily allocated as follows:

Current assets	$145,859
Property, plant and equipment	341,702
Current liabilities	(5,309)
Other non-current liabilities	(1,241)

Total purchase price	$481,011

     In connection with the acquisition, Alon entered into an earnout agreement with Valero, dated as of July 3, 2008, that provides for up to three annual payments to Valero based on the average market prices for crude oil, regular unleaded gasoline, and ultra low sulfur diesel in the preceding twelve month period compared to minimum thresholds. Each of the earnout payments, if applicable, shall be paid on each of the first three anniversaries of the date of the earnout agreement. Any payments made will be added to the value of the acquisition when the amount is determinable and issuable.
     Alon and Valero also entered into an offtake agreement that provides for Valero to purchase at market prices, certain specified products and other products as may be mutually agreed upon from time to time. These products include regular and premium unleaded gasoline, ultra low sulfur diesel, jet fuel, light cycle oil, high sulfur diesel, No. 2 blendstock, butane/butylene, poly C4, normal butane, LPG mix, propane/propylene, high sulfur slurry, low sulfur atmospheric tower bottoms and ammonium thiosulfate. The term of the offtake agreement as it applies to the products produced by the refinery is as follows: (i) five years for light cycle oil and straight run diesel; (ii) one year for regular and premium unleaded gasoline; and (iii) three months for the remaining refined products.
     Unaudited Pro Forma Financial Information
     The consolidated statements of operations include the results of the Krotz Springs refinery acquisition from July 1, 2008. The following unaudited pro forma financial information for Alon assumes:
•	The acquisition of the Krotz Springs refining business occurred on January 1, 2007;

•	$302,000 of term debt and $141,494 of borrowings under the revolver was incurred on January 1, 2007 to fund the acquisition and buy initial inventories; and

•	Depreciation expense was higher beginning January 1, 2007 based upon the revaluation of estimated asset values as of that date.

	Year Ended
	December 31,
	2008	2007
	(pro forma)	(pro forma)
Net sales	$6,696,335	$6,835,637
Operating income	167,971	229,580
Net income available to common stockholders	31,553	97,271
Earnings per share, basic	$0.67	$2.08

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
      Skinny’s Acquisition
     On June 29, 2007, Alon completed the acquisition of Skinny’s, Inc., a privately held Abilene, Texas-based company that owned and operated 102 stores in Central and West Texas. The purchase price was $70,200 plus $5,129 for working capital and debt. Of the 102 stores, approximately two-thirds are owned and one-third are leased. Alon markets motor fuels sold at these stores under the FINA brand and primarily supplies such fuels from its Big Spring refinery.
     In conjunction with the Skinny’s, Inc. acquisition, Alon completed a borrowing of $46,167 on June 29, 2007 under its Amended Wachovia Credit Facility (Note 15).
     The purchase price has been allocated as set forth below based on estimated fair values of the assets acquired and goodwill assumed at the date of acquisition.

Cash paid, net of unrestricted cash acquired	$74,787
Transaction costs	542

Total purchase price	$75,329

     The purchase price was allocated as follows:

Current assets, net of unrestricted cash acquired	$7,002
Property, plant and equipment	43,684
Other assets	771
Goodwill	34,471
Intangibles	827
Current liabilities	(10,483)
Other non-current liabilities	(943)

Total purchase price	$75,329

     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired. Alon’s expected discounted future value of cash flows and additional sales were the primary factors contributing to the recognition of goodwill.
     Pipeline Acquisition
     On June 29, 2007, Alon purchased a crude oil and unfinished products pipeline system from Kinder Morgan, Inc. known as the “Black Oil System” for a purchase price of $4,500. The Black Oil System includes approximately 6 miles of active and 13 miles of inactive pipelines in the Long Beach, California area.
      (5) Contribution and Sale of Pipelines and Terminals
     HEP Transaction. On February 28, 2005, Alon completed the contribution of the Fin-Tex, Trust and River product pipelines, the Wichita Falls and Abilene product terminals and the Orla tank farm to Holly Energy Partners, LP (“HEP”). In exchange for this contribution, which is referred to as the HEP transaction, Alon received $120,000 in cash, prior to closing costs of approximately $2,000, and 937,500 subordinated Class B limited partnership units of HEP (“Units”).
     Simultaneously with this transaction, Alon entered into a Pipelines and Terminals Agreement with HEP providing continued access to these assets for an initial term of 15 years and three additional five year renewal terms exercisable at Alon’s sole option. Pursuant to the Pipelines and Terminals Agreement, Alon has committed to transport and store minimum volumes of refined products in these pipelines and terminals. The tariff rates applicable to the transportation of refined products on the pipelines are variable, with a base fee which is reduced for volumes exceeding defined volumetric targets. The agreement provides for the reduction of the minimum volume

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
requirement under certain circumstances. The service fees for the storage of refined products in the terminals are initially set at rates competitive in the marketplace.
     The entire cash consideration of $120,000 was financed by high-yield debt issued by HEP with a 10-year maturity (“HEP Debt”). Alon Pipeline Logistics, LLC, a majority-owned subsidiary of Alon (“Alon Logistics”) entered into an agreement with the general partner of HEP providing for Alon Logistics to indemnify the general partner for cash payments such general partner has to make toward satisfaction of the principal or interest under the HEP Debt following a default by HEP (provided that such cash payments exceed the difference between the amount of HEP Debt over the indemnity amount). The initial indemnity amount was limited to the lower of (a) $110,850 or (b) the outstanding amount of HEP Debt. The indemnity terminates at such time as Alon Logistics no longer holds any HEP units and subject to other terms described in the indemnification agreement. The indemnification amount may be reduced from time to time per terms described in the indemnification agreement. The indemnification obligation is specific to Alon Logistics and does not extend to other Alon entities, even if the HEP units are transferred to such other entities. The fair value of this debt guarantee of $702 is recorded in other non-current liabilities in the December 31, 2007 consolidated balance sheet.
     In the second quarter of 2008, Alon recorded a gain of $42,935 that represented the remaining deferred gain associated with the HEP transaction. The gain was recorded due to the termination of the indemnification agreement with HEP.
     Amdel and White Oil Transaction. On March 1, 2006, Alon sold its Amdel and White Oil crude oil pipelines, which had been inactive since December 2002, to an affiliate of Sunoco, Inc. (“Sunoco”), for total consideration of approximately $68,000. Alon recognized a $52,500 pre-tax gain on disposition of assets in connection with this transaction in 2006.
      (6) Segment Data
     Alon’s revenues are derived from three operating segments: (i) refining and unbranded marketing, (ii) asphalt and (iii) retail and branded marketing. The operating segments adhere to the accounting policies used for Alon’s consolidated financial statements as described in Note 2. The reportable operating segments are strategic business units that offer different products and services. The segments are managed separately as each segment requires unique technology, marketing strategies and distinct operational emphasis. Each operating segment’s performance is evaluated primarily based on operating income.
     (a) Refining and Unbranded Marketing Segment
     Alon’s refining and unbranded marketing segment includes sour and heavy crude oil refineries located in Big Spring, Texas, and Paramount and Long Beach, California (the “California refineries”) and a light sweet crude oil refinery located in Krotz Springs, Louisiana. At these refineries, Alon refines crude oil into products including gasoline, diesel, jet fuel, petrochemicals, feedstocks, asphalts and other petroleum products, which are marketed primarily in the South Central, Southwestern and Western regions of the United States. Finished products and blendstocks are also marketed through sales and exchanges with other major oil companies, state and federal governmental entities, unbranded wholesale distributors and various other third parties. Alon also acquires finished products through exchange agreements and third-party suppliers.
     (b) Asphalt Segment
     Alon’s asphalt segment includes the Willbridge, Oregon refinery and 12 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Oregon (Willbridge), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia), and Nevada (Fernley) (50% interest) as well as a 50% interest in Wright which specializes in marketing patented tire rubber modified asphalt products. Alon produces both paving and roofing grades of asphalt and, depending on the terminal, can manufacture performance-graded asphalts, emulsions and cutbacks. The operations in which Alon has a 50% interest (Fernley and Wright), are recorded under the equity method of accounting, and the investments are included as total assets in the asphalt segment data.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (c) Retail and Branded Marketing Segment
     Alon’s retail and branded marketing segment operates 306 convenience stores located primarily in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, general merchandise and food and beverage products to the general public primarily under the 7-Eleven and FINA brand names. Alon’s branded marketing business markets gasoline and diesel under the FINA brand name, primarily in the Southwestern and South Central United States through a network of approximately 950 locations, including Alon’s convenience stores. Historically, substantially all of the motor fuel sold through Alon’s convenience stores and the majority of the motor fuels marketed in Alon’s branded business have been supplied by Alon’s Big Spring refinery. As a result of the February 18, 2008 fire, branded marketing primarily acquired motor fuels from third-party suppliers during the period the refinery was down and continued to acquire motor fuels to a lesser extent when the refinery began partial production on April 5, 2008 through September 30, 2008.
     (d) Corporate
     Operations that are not included in any of the three segments are included in the corporate category. These operations consist primarily of corporate headquarter operating and depreciation expenses.
     Segment data as of and for the years ended December 31, 2008, 2007 and 2006 is presented below.

	Refining and		Retail and
	Unbranded		Branded		Consolidated
Year ended December 31, 2008	Marketing	Asphalt	Marketing	Corporate	Total
Net sales to external customers	$3,282,166	$647,221	$1,227,319	$—	$5,156,706
Intersegment sales/purchases	623,332	(369,505)	(253,827)	—	—
Depreciation and amortization	50,047	2,139	13,674	894	66,754
Operating income (loss)	128,772	97,442	(1,239)	(1,498)	223,477
Total assets	1,973,324	231,921	193,815	14,373	2,413,433
Capital expenditures to rebuild the Big Spring refinery	362,178	—	—	—	362,178
Turnaround, chemical catalyst and capital expenditures	67,534	644	2,928	1,208	72,314

	Refining and		Retail and
	Unbranded		Branded		Consolidated
Year ended December 31, 2007	Marketing	Asphalt	Marketing	Corporate	Total
Net sales to external customers	$2,624,698	$642,937	$1,274,516	$—	$4,542,151
Intersegment sales/purchases	700,392	(502,924)	(197,468)	—	—
Depreciation and amortization	44,107	2,145	10,245	906	57,403
Operating income (loss)	165,073	(1,671)	24,146	(1,429)	186,119
Total assets	1,086,020	238,423	237,015	19,928	1,581,386
Turnaround, chemical catalyst and capital expenditures	38,511	2,167	9,797	1,571	52,046

	Refining and		Retail and
	Unbranded		Branded		Consolidated
Year ended December 31, 2006	Marketing	Asphalt	Marketing	Corporate	Total
Net sales to external customers	$1,439,663	$389,634	$1,264,593	$—	$3,093,890
Intersegment sales/purchases	387,840	(245,434)	(142,406)	—	—
Depreciation and amortization	24,209	2,247	6,205	1,613	34,274
Operating income (loss)	261,116	11,171	9,171	(2,124)	279,334
Total assets	1,112,142	144,871	141,465	10,307	1,408,785
Turnaround, chemical catalyst and capital expenditures	30,479	3,156	9,949	188	43,772

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     Operating income for each segment consists of net sales less cost of sales; direct operating expenses; selling, general and administrative expenses; depreciation and amortization; and gain on disposition of assets. Intersegment sales are intended to approximate wholesale market prices. Consolidated totals presented are after intersegment eliminations.
     Total assets of each segment consist of net property, plant and equipment, inventories, short-term investments, cash and cash equivalents, accounts and other receivables and other assets directly associated with the segment’s operations. Corporate assets consist primarily of corporate headquarters information technology and administrative equipment.
      (7) Fair Value
     The carrying amounts of Alon’s cash and cash equivalents, receivables, payables and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The reported amount of long-term debt approximates fair value. Derivative financial instruments are carried at fair value, which is based on quoted market prices.
     In accordance with SFAS No. 157, Alon must determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, Alon utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy established by SFAS No. 157. Alon generally applies the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.
     The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, in the condensed consolidated balance sheet at December 31, 2008 and 2007, respectively:

	Quoted Prices
	in
	Active Markets	Significant
	for Identical	Other	Significant
	Assets or	Observable	Unobservable
	Liabilities	Inputs	Inputs	Consolidated
Year ended December 31, 2008	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Commodity swaps	$—	$117,485	$—	$117,485
Liabilities:
Futures and forwards	1,197	—	—	1,197
Commodity swaps	—	25,473	—	25,473
Interest rate swaps	—	26,100	—	26,100

Year ended December 31, 2007
Liabilities:
Futures and forwards	4,250	—	—	4,250
Interest rate swaps	—	3,000	—	3,000
      (8) Derivative Instruments
     Commodity Derivatives — Mark to Market
     Alon selectively utilizes commodity derivatives to manage its exposure to commodity price fluctuations and uses crude oil and refined product commodity derivative contracts to reduce risk associated with potential price changes on committed obligations. Alon does not speculate using derivative instruments. Alon has elected not to designate the following commodity derivatives as cash flow hedges for financial accounting purposes. Therefore, changes in the fair value of the commodity derivatives are included in income in the period of the change. There is not a

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
significant credit risk on Alon’s derivative instruments which are transacted through counterparties meeting established collateral and credit criteria. Crude oil and refined product forward contracts are used to manage price exposure associated with transactions to supply crude oil to the refineries and to the sale of refined products.
     At December 31, 2008, Alon held futures contracts for 12,000,125 barrels of heating oil swaps at an average spread of $21.95 per barrel. These futures contracts were designated as hedges at inception, but were subsequently marked to market when the contracts no longer qualified for cash flow hedge accounting. Accordingly, the contracts are recorded at their fair market values and an unrealized gain of $117,485 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2008.
     At December 31, 2008, Alon held futures contracts for 672,000 barrels of crude oil swaps at an average spread of $89.34 per barrel. These futures contracts were not designated as hedges for accounting purposes. Accordingly, the contracts are recorded at their fair market values and an unrealized loss of $25,473 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2008.
     At December 31, 2008, Alon held net forward contracts for sales of 200,000 barrels of refined products at an average price of $42.24. These forward contracts were not designated as hedges for accounting purposes. Accordingly, the contracts are recorded at their fair market values and an unrealized loss of $1,203 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2008.
     At December 31, 2008, Alon held futures contracts for net sales of 5,000 barrels of gasoline and net sales of 67,000 barrels of heating oil at an average price of $59.55 per barrel. These futures contracts were not designated as hedges for accounting purposes. Accordingly, the contracts are recorded at their fair market values and an unrealized gain of $6 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2008.
     At December 31, 2007, Alon held futures contracts for net sales of 403,000 barrels of crude oil, net sales of 134,000 barrels of gasoline and net sales of 316,000 barrels of heating oil at an average price of $96.79 per barrel. These futures contracts were not designated as hedges for accounting purposes. Accordingly, the contracts are recorded at their fair market values and an unrealized loss of $4,250 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2007.
     Cash Flow Hedges
     To designate a derivative as a cash flow hedge, Alon documents at the inception of the hedge the assessment that the derivative will be highly effective in offsetting expected changes in cash flows from the item hedged. This assessment, which is updated at least quarterly, is generally based on the most recent relevant historical correlation between the derivative and the item hedged. If, during the term of the derivative, the hedge is determined to be no longer highly effective, hedge accounting is prospectively discontinued and any remaining unrealized gains or losses, based on the effective portion of the derivative at that date, are reclassified to earnings when the underlying transaction occurs.
     Interest Rate Derivatives. Alon selectively utilizes interest rate related derivative instruments to manage its exposure to floating-rate debt instruments. Alon periodically uses interest rate swap agreements to manage its floating to fixed rate position by converting certain floating-rate debt to fixed-rate debt. As of December 31, 2008, Alon had interest rate swap agreements with a notional amount of $350,000 for periods of three to five years and fixed interest rates ranging from 4.25% to 4.75%. All of these swaps were accounted for as cash flow hedges.
     For cash flow hedges, gains and losses reported in accumulated other comprehensive income in stockholders’ equity are reclassified into interest expense when the forecasted transactions affect income. During the years ended December 31, 2008 and 2007, Alon recognized in accumulated other comprehensive income unrealized after-tax losses of $16,272 and $1,950, respectively, for the fair value measurement of the interest rate swap. There were no amounts reclassified from accumulated other comprehensive income into interest expense as a result of the discontinuance of cash flow hedge accounting.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     For the years ended December 31, 2008 and 2007, there was no hedge ineffectiveness recognized in income. No component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.
     Commodity Derivatives. In May 2008, as part of financing the acquisition of the Krotz Springs refinery (Note 4), Alon entered into futures contracts for the forward purchase of crude oil and the forward sale of distillates of 14,849,750 barrels. These futures contracts were designated as cash flow hedges for accounting purposes. Gains and losses for the futures contracts designated as cash flow hedges reported in accumulated other comprehensive income in the balance sheet are reclassified into cost of sales when the forecasted transactions affect income. In the fourth quarter of 2008, Alon determined during its retrospective assessment of hedge effectiveness that the hedge was no longer highly effective. Cash flow hedge accounting was discontinued in the fourth quarter of 2008 and all changes in value subsequent to the discontinuance were recognized into earnings. The current portion of the mark-to-market adjustment of $75,405 is recorded to prepaid expenses and other current assets and the non-current portion of $42,080 is recorded to other assets in the consolidated balance sheet at December 31, 2008.
     At the time Alon discontinued hedge accounting for the commodity derivative contracts, the balance in accumulated other comprehensive income was $1,313. After-tax gains of $2,467 have been reclassified from accumulated other comprehensive income to earnings since the discontinuance of cash flow hedge accounting. All remaining adjustments from accumulated comprehensive income to cost of sales will occur either over the 22 month period beginning January 1, 2009 or earlier if it is determined that the forecasted transactions are not likely to occur. No component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.
     (9) Accounts and Other Receivables
     Financial instruments that potentially subject Alon to concentration of credit risk consist primarily of trade accounts receivables. Credit risk is minimized as a result of the credit quality of Alon’s customer base and the large number of customers comprising Alon’s customer base. Alon performs ongoing credit evaluations of its customers and requires letters of credit, prepayments or other collateral or guarantees as management deems appropriate. Valero was the only customer that accounted for more than 10% of Alon’s net sales for any year in the three-year period ended December 31, 2008. As part of the Krotz Springs refinery acquisition, Alon and Valero entered into an offtake agreement that provides for Valero to purchase at market prices, certain specified products and other products as may be mutually agreed upon from time to time. Alon’s allowance for doubtful accounts is reflected as a reduction of accounts receivable in the consolidated balance sheets.
     Alon’s accounts and other receivables at December 31, 2008 and 2007 consisted of:

	December 31,
	2008	2007
Trade accounts receivable	$172,513	$219,978
Insurance receivable	34,125	—
Other receivables	18,782	10,602

Total accounts and other receivables	$225,420	$230,580

     Alon received insurance proceeds of $34,125 in January 2009.
     The following table sets forth the allowance for doubtful accounts for the years 2008, 2007 and 2006.

	Balance at	Additions
	Beginning of	Charged to		Balance at End
	Period	Expense	Deductions (1)	of Period
	(amounts in thousands)
Allowance for doubtful accounts:
2008	$1,593	20,122	(871)	$20,844
2007	$1,251	161	181	$1,593
2006	$1,145	—	106	$1,251

(1)	Amounts written off net of recoveries.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     SEMGroup, LP Bankruptcy. On July 22, 2008, SemMaterials, a customer of Alon filed a petition under Chapter 11 of the United States Bankruptcy Code. On that date, SemMaterials owed approximately $39,000 to Alon under outstanding invoices for sales of asphalt products, vacuum gas oil and vacuum tower bottoms. Alon also owed approximately $1,000 to SemMaterials at that time for purchases of asphalt products. On September 17, 2008, Alon and SemMaterials entered into a settlement agreement providing Alon with an administrative claim of approximately $16,700 less 63,425 barrels of vacuum gas oil to be delivered to Alon and a right of set-off related to the approximately $1,000 payable to SemMaterials. Alon believes that the remainder of the administrative claim will be paid after a re-organization plan is approved by the United States Bankruptcy Court in Delaware.
     Alon believes that the remainder of its claim is an unsecured claim. Alon has reserved $20,000 of the unsecured claim and included this amount in net costs associated with fire in the consolidated statements of operations for the year ended December 31, 2008.
     (10) Inventories
     Alon’s inventories are stated at the lower of cost or market. Cost is determined under the LIFO method for crude oil, refined products, asphalt and blendstock inventories. Materials and supplies are stated at average cost. Cost for convenience store merchandise inventories is determined under the retail inventory method and cost for convenience store fuel inventories is determined under the FIFO method.
     Carrying value of inventories consisted of the following:

	December 31,
	2008	2007
Crude oil, refined products, asphalt and blendstocks	$192,997	$261,816
Materials and supplies	16,456	12,789
Store merchandise	19,875	18,197
Store fuel	2,992	7,887

Total inventories	$232,320	$300,689

     Crude oil, refined products, asphalt and blendstock inventories totaled 4,003 barrels and 5,140 barrels as of December 31, 2008 and 2007, respectively. A reduction of inventory volumes during 2008 and 2007 resulted in a liquidation of LIFO inventory layers carried at lower costs which prevailed in previous years. The liquidation decreased cost of sales by approximately $4,133 in 2008 and $4,601 in 2007.
     Market values of crude oil, refined products, asphalt and blendstock inventories exceeded LIFO costs by $4,022 and $136,755 at December 31, 2008 and 2007, respectively.
     (11) Property, Plant, and Equipment, Net
     Property, plant, and equipment consisted of the following:

	December 31,
	2008	2007
Refining facilities	$1,430,896	$645,653
Pipelines and terminals	39,161	45,158
Retail	134,263	131,556
Other	13,052	12,271

Property, plant and equipment, gross	1,617,372	834,638
Less accumulated depreciation	(168,413)	(121,046)

Property, plant and equipment, net	$1,448,959	$713,592

     The useful lives on depreciable assets used to determine depreciation expense were as follows:

Refining facilities	3 - 20 years; average 18 years
Pipelines and terminals	5 - 25 years; average 23 years
Retail	5 - 40 years; average 8 years
Other	3 - 15 years; average 5 years

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     Alon capitalized interest of $3,417 for the year ended December 31, 2008. No interest was capitalized for the years ended December 31, 2007 and 2006, respectively.
     The increase in refining facilities in 2008 is primarily due to capital expenditures related to the rebuild of the Big Spring refinery due to the fire on February 18, 2008 (Note 3) and the acquisition of the Krotz Springs refinery on July 3, 2008 (Note 4).
     (12) Other Assets
     Other assets consisted of the following:

	December 31,
	2008	2007
Deferred turnaround and chemical catalyst cost	$11,684	$9,232
Environmental receivables	8,524	9,425
Deferred debt issuance costs	35,648	11,286
Intangible assets	7,055	7,488
Deposit for hedge related activities for Krotz Springs refinery acquisition	50,000	—
Commodity swaps	42,080	—
Other	12,207	11,266

Total other assets	$167,198	$48,697

     In connection with the acquisition of the Big Spring refinery, pipeline and terminal assets from Atofina Petrochemicals, Inc. (“FINA”) in August 2000, FINA agreed to indemnify Alon for the costs of environmental investigations, assessments, and clean-ups of known conditions that existed at the acquisition date. Such indemnification is limited to an aggregate of $20,000 over a ten-year period. Annual indemnification is limited to a ceiling of $5,000 except that the ceiling may be increased by the amount (up to $5,000) in cases by which the previous year’s ceiling exceeded actual costs. FINA retains liability for third-party claims received within ten years of the acquisition alleging personal injury or property damage resulting from FINA’s use of the acquired assets prior to the acquisition. Paramount Petroleum Corporation also has indemnification agreements with a prior owner for part of the remediation expenses at its refineries and offsite tank farm. Alon has recorded current receivables of $2,815 and $3,115 and non-current receivables of $8,524 and $9,425 at December 31, 2008 and 2007, respectively, and corresponding accrued environmental liabilities (Note 21).
     Debt issuance costs are amortized over the term of the related debt using the effective interest method. Amortization of debt issuance costs was $4,128, $1,675 and $990 for the years ended December 31, 2008, 2007 and 2006, respectively, and is recorded as interest expense in the consolidated statements of operations.
     (13) Accrued Liabilities and Other Non-Current Liabilities
     Accrued liabilities and other non-current liabilities at December 31, 2008 and 2007 consisted of the following:

	December 31,
	2008	2007
Accrued Liabilities:
Taxes other than income taxes, primarily excise taxes	$27,789	$21,026
Employee costs	4,884	6,853
Commodity Swaps	26,670	—
Other	51,974	48,101

Total accrued liabilities	$111,317	$75,980

Other Non-Current Liabilities:
Pension and other postemployment benefit liabilities, net (Note 14)	$35,989	$14,137
Environmental accrual (Note 21)	33,181	34,992
Asset retirement obligation	8,386	7,378
Interest rate swap valuations	26,100	—
Other	534	2,130

Total other non-current liabilities	$104,190	$58,637

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     Alon has asset retirement obligations with respect to its refineries due to various legal obligations to clean and/or dispose of these assets at the time they are retired. However, the majority of these assets can be used for extended and indeterminate periods of time provided that they are properly maintained and/or upgraded. It is Alon’s practice and intent to continue to maintain these assets and make improvements based on technological advances. When a date or range of dates can reasonably be estimated for the retirement of these assets or any component part of these assets, Alon will estimate the cost of performing the retirement activities and record a liability for the fair value of that cost using established present value techniques.
     Alon has recorded asset retirement obligations for the removal of underground storage tanks and the removal of brand signage at Alon’s owned and leased retail sites. The asset retirement obligation for storage tank removal on leased retail sites is accreted over the expected life of the underground storage tank which approximates the average retail site lease term.
     The following table summarizes the activity relating to the asset retirement obligations for the years ended December 31, 2008 and 2007:

	December 31,
	2008	2007
Balance at beginning of year	$7,378	$6,216
Accretion expense	342	377
Additional accretion due to change in risk free interest rate	—	—
Retirements	(150)	(52)
Additions	816	837

Balance at end of year	$8,386	$7,378

Approximately $816 and $837 of the additions relates to the acquisitions in 2008 and 2007, respectively (Note 4).
     (14) Employee and Postretirement Benefits
     (a) Retirement Plans
     Alon has three defined benefit pension plans covering substantially all of its refining and unbranded marketing segment employees, excluding West Coast employees. The benefits are based on years of service and the employee’s final average monthly compensation. Alon’s funding policy is to contribute annually not less than the minimum required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those benefits expected to be earned in the future.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The measurement dates used to determine pension benefit measures for the pension plan is December 31, 2008 and 2007. Financial information related to Alon’s pension plans is presented below.

	Pension Benefits
	2008	2007
Change in projected benefit obligation:
Benefit obligation at beginning of year	$45,409	$45,172
Service cost	2,307	1,979
Interest cost	2,889	2,568
Plan participants contributions	—	—
Plan amendments	276	—
Actuarial loss (gain)	6,767	(3,200)
Benefits paid	(1,435)	(1,110)

Projected benefit obligations at end of year	$56,213	$45,409

Change in plan assets:
Fair value of plan assets at beginning of year	35,324	31,122
Actual (loss) gain on plan assets	(13,380)	1,317
Employer contribution	3,325	3,995
Plan participants contributions	—	—
Benefits paid	(1,435)	(1,110)

Fair value of plan assets at end of year	$23,834	$35,324

Reconciliation of funded status:
Fair value of plan assets at end of year	$23,834	$35,324
Less projected benefit obligations at end of year	56,213	45,409

Under-funded status at end of year	$(32,379)	$(10,085)

     The pre-tax amounts related to our defined benefit plans recognized in our consolidated balance sheets as of December 31, 2008 and 2007 were as follows:

	Pension Benefits
	2008	2007
Amounts recognized in the consolidated balance sheets:
Pension benefit liability	$(32,379)	$(10,085)

     The pre-tax amounts in accumulated other comprehensive income (loss) as of December 31, 2008 and 2007 that have not yet been recognized as components of net periodic benefit cost were as follows:

	Pension Benefits
	2008	2007
Net actuarial loss	$(33,563)	$(10,612)
Prior service credit	603	957

Total	$(32,960)	$(9,655)

     The following amounts included in accumulated other comprehensive income (loss) as of December 31, 2008 are expected to be recognized as components of net periodic benefit cost during the year ending December 31, 2009:

Pension
Benefits
Amortization of prior service cost (credit)	$(58)
Amortization of loss	1,109

Total	$1,051

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     As of December 31, 2008 and 2007, the accumulated benefit obligation for each of Alon’s pension plans was in excess of the fair value of plan assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans were as follows:

	December 31,
	2008	2007
Projected benefit obligation	$56,213	$45,409
Accumulated benefit obligation	48,460	40,346
Fair value of plan assets	23,834	35,324
     The weighted-average assumptions used to determine benefit obligations at December 31, 2008, 2007 and 2006 were as follows:

	Pension Benefits
	2008	2007	2006
Discount rate	6.07%	6.46%	5.75%
Rate of compensation increase	3.50%	3.50%	3.50%
     The weighted-average assumptions used to determine net periodic benefit costs for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Pension Benefits
	2008	2007	2006
Discount rate	6.46%	5.75%	6.00%
Expected return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increase	3.50%	3.50%	3.50%
     Alon’s overall expected long-term rate of return on assets is 9.0%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The components of net periodic benefit cost for the years and periods are as follows:

	Pension Benefits
	Year Ended December 31
	2008	2007	2006
Components of net periodic benefit cost:
Service cost	$2,307	$1,979	$1,867
Interest cost	2,889	2,568	2,325
Amortization of prior service costs	(78)	(41)	63
Expected return on plan assets	(3,284)	(2,809)	(2,371)
Recognized net actuarial loss	481	766	573

Net periodic benefit cost	$2,315	$2,463	$2,457

     Plan Assets
     The weighted-average asset allocation of Alon’s pension benefits at December 31, 2008 and 2007 was as follows:

	Pension Benefits
	Plan Assets
	2008	2007
Asset Category:
Equity securities	74.0%	77.0%
Debt securities	16.0%	14.0%
Real estate investment trust	10.0%	9.0%

Total	100.0%	100.0%

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The investment policies and strategies for the assets of Alon’s pension benefits is to, over a five year period, provide returns in excess of the benchmark. The portfolio is expected to earn long-term returns from capital appreciation and a stable stream of current income. This approach recognizes that assets are exposed to price risk and the market value of the plans’ assets may fluctuate from year to year. Risk tolerance is determined based on Alon’s specific risk management policies. In line with the investment return objective and risk parameters, the plans’ mix of assets includes a diversified portfolio of equity, fixed-income and real estate investments. Equity investments include domestic and international stocks of various sizes of capitalization. The asset allocation of the plan is reviewed on at least an annual basis.
     Cash Flows
     Alon contributed $3,325 and $3,995 to the pension plan for the years ended December 31, 2008 and 2007, respectively, and expects to contribute $3,310 to the pension plan in 2009. There were no employee contributions to the plans.
     The benefits expected to be paid in each year 2009 — 2013 are $1,629; $2,081; $1,858; $2,008 and $2,197 respectively. The aggregate benefits expected to be paid in the five years from 2014 — 2018 are $15,880. The expected benefits are based on the same assumptions used to measure Alon’s benefit obligation at December 31, 2008 and include estimated future employee service.
     Alon sponsors a 401(k) plan in which employees of Alon’s retail and branded marketing segment may participate by contributing up to 15% of their pay after completing one year of service. Alon matches from 25% to 75% of the employee contribution, depending on the employee’s years of service. This match is limited to 6% of employee pay with full vesting of matching and contributions occurring after five years of service. Alon’s contribution for the years ended December 31, 2008 and 2007 was $158 and $158, respectively.
     For West Coast employees, Alon sponsors a 401(k) savings plan available to all employees who are at least 19 years of age and have been employed at least one year. Participants may contribute a minimum of 2% up to a maximum of 18% of base pay subject to limits established by the Internal Revenue Service. Alon matches 100% of individual participant contributions based on the first 6% of compensation. Alon’s contribution for the years ended December 31, 2008 and 2007 was $1,457 and $1,540, respectively.
     (b) Postretirement Medical Plan
     In addition to providing pension benefits, Alon adopted an unfunded postretirement medical plan covering certain health care and life insurance benefits (other benefits) for active and certain retired employees who meet eligibility requirements in the plan documents. The health care benefits in excess of certain limits are insured. The accrued benefit liability reflected in the consolidated balance sheet was $3,775 and $4,052 at December 31, 2008 and 2007, respectively, related to this plan.
     As of December 31, 2008, the total accumulated postretirement benefit obligation under the postretirement medical plan was $3,821.
      (15) Long-Term Debt
     Long-term debt consisted of the following:

	December 31,
	2008	2007
Term loan credit facilities	$739,810	$443,250
Revolving credit facilities	276,818	—
Retail credit facilities	86,941	93,365

Total debt	1,103,569	536,615
Less current portion	(28,397)	(11,154)

Total long-term debt	$1,075,172	$525,461

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (a) Alon USA Energy, Inc. Credit Facilities
     Term Loan Credit Facility. On June 22, 2006, Alon entered into a Credit Agreement with Credit Suisse (the “Credit Suisse Credit Facility”) with an aggregate available commitment of $450,000. On August 4, 2006, Alon borrowed $400,000 as a term loan upon consummation of the acquisition of Paramount Petroleum Corporation. On September 28, 2006, Alon borrowed an additional $50,000 as a term loan to finance the acquisition of Edgington Oil Company. The loans under the Credit Suisse Credit Facility will mature on August 2, 2013. Principal payments of $4,500 per annum are to be paid in quarterly installments. At December 31, 2008 and 2007, the outstanding balance was $437,810 and $443,250, respectively.
     The borrowings under the Credit Suisse Credit Facility bear interest at a rate based on a margin over the Eurodollar rate from between 1.75% to 2.50% per annum based upon the ratings of the loans by Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. Currently, the margin is 2.25% over the Eurodollar rate. The Credit Suisse Credit Facility is jointly and severally guaranteed by all of Alon’s subsidiaries except for Alon’s retail subsidiaries and those subsidiaries established in conjunction with the Krotz Springs refinery acquisition (Note 3). The Credit Suisse Credit Facility is secured by a second lien on cash, accounts receivable and inventory and a first lien on most of the remaining assets of Alon excluding those of Alon’s retail subsidiaries and those subsidiaries established in conjunction with the Krotz Springs refinery acquisition.
     The Credit Suisse Credit Facility contains restrictive covenants, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, different businesses, certain lease obligations, and certain restricted payments. This facility does not contain any maintenance financial covenants.
     Letters of Credit Facility. On July 30, 2008, Alon entered into an unsecured credit facility with Israel Discount Bank of New York, as Administrative Agent and Co-Arranger, and Bank Leumi USA, as co-Arranger, for the issuance of letters of credit in an amount not to exceed $60,000. Letters of credit under this facility are to be used by Alon to support the purchase of crude oil for the Big Spring refinery. This facility will terminate on January 1, 2010 or on April 15, 2009 if a certain percent of lenders notify Alon. At December 31, 2008, Alon had $51,283 of outstanding letters of credit under this credit facility.
     (b) Alon USA, LP Credit Facilities
     Revolving Credit Facility. Alon entered into an amended and restated revolving credit facility with Israel Discount Bank of New York (the “IDB Credit Facility”) on February 15, 2006, which was further amended and restated thereafter. The Israel Discount Bank of New York (“Israel Discount Bank”), acts as administrative agent, co-arranger, collateral agent and lender, and Bank Leumi USA acts as co-arranger and lender under the revolving credit facility. The initial commitment of the lenders under the IDB Credit Facility was $160,000 with options to increase the commitment to $240,000 if crude oil prices increase above certain levels or Alon increases its throughput capacity of facilities owned by subsidiaries that are parties to the IDB Credit Facility. The IDB Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a facility limit of the lesser of the facility or the amount of the borrowing base under the facility. The size of the facility as of December 31, 2008 is $240,000, while the borrowing base at December 31, 2008 was $270,676.
     The IDB Credit Facility will mature on January 1, 2010. Borrowings under the IDB Credit Facility bear interest at the Eurodollar rate plus 1.50% per annum or at IDB’s prime rate. The IDB Credit Facility contains certain restrictive covenants including financial covenants. The IDB Credit Facility is secured by (i) a first lien on Alon’s cash, accounts receivables, inventories and related assets, excluding those of Alon Paramount Holdings, Inc. (“Alon Holdings”), a subsidiary of Alon, and its subsidiaries other than Alon Pipeline Logistics, LLC (“Alon Logistics”), those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and those of Alon’s retail subsidiaries and (ii) a second lien on Alon’s fixed assets excluding assets held by Alon Holdings, those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and Alon’s retail subsidiaries.
     Borrowings of $118,000 were outstanding under the IDB Credit Facility at December 31, 2008. No borrowings were outstanding at December 31, 2007. As of December 31, 2008 and 2007, outstanding letters of credit under the IDB Credit Facility were $30,561 and $113,490, respectively.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (c) Paramount Petroleum Corporation Credit Facility
     Revolving Credit Facility. On February 28, 2007, Paramount Petroleum Corporation entered into an amended and restated credit agreement (the “Paramount Credit Facility”) with Bank of America, N.A. (“BOA”) as agent, sole lead arranger and book manager, primarily secured by the assets of Alon Holdings (excluding Alon Logistics). The Paramount Credit Facility is a $300,000 revolving credit facility which can be used both for borrowings and the issuance of letters of credit subject to the facility limit of the lesser of or the amount of the borrowing base under the facility. At December 31, 2008, the borrowing base under the Paramount Credit Facility was $148,571. Amounts borrowed under the Paramount Credit Facility accrue interest at LIBOR plus a margin based on excess availability. Based on the excess availability as of December 31, 2008, such margin would be 1.50%. The Paramount Credit Facility expires on February 28, 2012. Paramount Petroleum Corporation is required to comply with certain restrictive covenants related to working capital, operations and other matters under the Paramount Credit Facility.
     Borrowings of $11,713 were outstanding under the Paramount Credit Facility at December 31, 2008. No borrowings were outstanding at December 31, 2007. As of December 31, 2008 and 2007, outstanding letters of credit under the Paramount Credit Facility were $12,212 and $75,472, respectively.
     (d) Alon Refining Krotz Springs, Inc. Credit Facilities
     Term Loan Credit Facility. On July 3, 2008, Alon Refining Krotz Springs, Inc. (“ARKS”) entered into a $302,000 Term Loan Agreement (the “Krotz Term Loan”) with Credit Suisse, as Administrative and Collateral Agent, and a group of financial institutions. On February 16, 2009, Credit Suisse was replaced as agent by Wells Fargo Bank, N.A. The Krotz Term Loan matures in July 2014, with quarterly principal payments of $4,600 beginning on March 31, 2009.
     The Krotz Term Loan bears a base rate of interest that is based on a margin of 7.50% over LIBOR subject to a LIBOR minimum rate of 3.25%.
     The Krotz Term Loan is secured by a first lien on substantially all of the assets of ARKS, except for cash, accounts receivable and inventory, and a second lien on cash, accounts receivable and inventory. The Krotz Term Loan also contains restrictive covenants such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, certain investments and restricted payments. Under the Krotz Term Loan, ARKS is required to comply with a debt service ratio, a leverage ratio, and a capital expenditure limitation.
     ARKS may prepay all or a portion of the outstanding loan balance under the Krotz Term Loan at any time without prepayment penalty.
     The dramatic decrease in crude oil prices beginning in September 2008 presented challenges to ARKS debt structure. On April 9, 2009, ARKS and Alon Refining Louisiana, Inc. (“ARL”) entered into an amendment to the Krotz Term Loan to adjust the maintenance financial covenants and provide for certain adjustments to the base interest rate along with other matters. As of December 31, 2008, ARKS is in compliance with all the maintenance financial covenants contained in the Krotz Term Loan, as amended. Alon also currently anticipates that ARKS will be in compliance with these maintenance financial covenants at least over the next 12 month period through December 31, 2009. In connection with this amendment, Alon, with the assistance of Alon Israel Oil Company, Ltd., will provide ARKS with an additional $50,000 consisting of cash and letters of credit to enhance its liquidity.
     Revolving Credit Facility. On July 3, 2008, ARKS entered into a Loan and Security Agreement (the “ARKS Facility”) with BOA as Agent. This facility is guaranteed by ARL and is secured by a first lien on cash, accounts receivable, and inventory of ARKS and ARL and a second lien on the remaining assets. The ARKS Facility was established as a $400,000 revolving credit facility which can be used both for borrowings and the issuance of letters of credit, subject to a facility limit of the lesser of $400,000 or the amount of the borrowing base under the facility. The ARKS Facility terminates on July 3, 2013. The ARKS Facility also contains a feature which will allow for an increase in the facility by $100,000 subject to approval by both parties.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     On December 18, 2008, ARKS entered into an amendment to the ARKS Facility with BOA. This amendment increased the Applicable Margin, amended certain elements of the Borrowing Base calculation and the timing of submissions under certain circumstances, and reduced the commitment from $400,000 to $300,000 under certain circumstances as well. Under these circumstances, the facility limit will be the lesser of $300,000 or the amount of the borrowing base.
     On April 9, 2009, the ARKS Facility was further amended to include among other things, a reduction to the commitment from $300,000 to $250,000 with the ability to increase the commitment under certain circumstances to $400,000.
     At December 31, 2008, the ARKS Facility size was $300,000 and the borrowing base was $238,886.
     Borrowings under the ARKS Facility bear interest at a rate based on a margin over LIBOR, currently 3.0% or a margin over the base rate, currently 1.50%.
     At December 31, 2008, the ARKS Facility had an outstanding loan balance of $147,105 and outstanding letters of credit of $68,273.
     The ARKS Facility contains customary restrictive covenants, such as restrictions on liens, mergers, consolidation, sales of assets, capital expenditures, additional indebtedness, investments, hedging and certain restricted payments. Additionally, BOA has the right to impose a financial covenant under certain circumstances and such a covenant is in place at present.
     (e) Retail Credit Facilities
     On June 29, 2007, Southwest Convenience Stores, LLC (“SCS”), a subsidiary of Alon, entered into an amended and restated credit agreement (the “Amended Wachovia Credit Facility”), by and among SCS, as borrower, the lender party thereto and Wachovia Bank, N. A. (“Wachovia”), as Administrative Agent now known as Wells Fargo Bank, N.A. The Amended Wachovia Credit Facility amends and restates the credit agreement dated June 6, 2006, among SCS and Wachovia (the “Original Credit Facility”).
     Borrowings under the Amended Wachovia Credit Facility bear interest at a Eurodollar rate plus 1.50% per annum. Principal payments under the Amended Wachovia Credit Facility began August 1, 2007 with monthly installments based on a 15-year amortization term. At December 31, 2008 and 2007, the outstanding balance of this loan was $86,028 and $92,361, respectively, and there were no further amounts available for borrowing.
     Prior to the amendment, $48,833 was outstanding under the Original Credit Facility, consisting of a $28,833 term loan and a $20,000 revolving credit loan. In connection with the Skinny’s acquisition (Note 3), SCS converted the existing revolving credit loan of $20,000 to a term loan and drew down an additional $46,167 under the Amended Wachovia Credit Facility. This amount, and all previously outstanding amounts, was combined into a $95,000 term loan.
     Obligations under the Amended Wachovia Credit Facility are jointly and severally guaranteed by Alon, Alon USA Interests, LLC, Skinny’s, LLC and all of the subsidiaries of SCS. The obligations under the Amended Wachovia Credit Facility are secured by a pledge on substantially all of the assets of SCS and Skinny’s, LLC and each of their subsidiaries, including cash, accounts receivable and inventory.
     The Amended Wachovia Credit Facility also contains customary restrictive covenants on the activities, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, investments, certain lease obligations and certain restricted payments. The Amended Wachovia Credit Facility also includes one annual financial covenant.
     (f) Other Retail Related Credit Facilities
     In 2003, Alon obtained $1,545 in mortgage loans to finance the acquisition of new retail locations. The interest rates on these loans ranged between 5.5% and 9.7%, with 5 to 15 year payment terms. At December 31, 2008 and 2007, the outstanding balances were $913 and $1,005, respectively.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     On October 8, 2008, certain of these loans matured and the unpaid balance of $237 was refinanced with another mortgage loan maturing in October 2013.
     (g) Secured Term Loan
     On January 14, 2004, Alon entered into a senior secured term loan facility (“secured term loan”) in the aggregate amount of $100,000 maturing in January 2009. The secured term loan accrued interest at LIBOR (4.37% at December 31, 2005) plus 6.5% per year, but not less than 10% per annum, and was subject to a minimum annual payment of $2,500 per year which could be increased under certain circumstances or declined by lenders as defined in the agreement. This facility included certain restrictions and covenants, including, among other things, limitations on capital expenditures, dividend restrictions and financial maintenance covenants.
     On January 19, 2006, Alon made a payment of approximately $103,900 in satisfaction of its outstanding borrowings under its secured term loan agreement, including applicable accrued interest and prepayment premiums, with available cash on hand. $100,000 represented a voluntary prepayment of the outstanding principal under the term loan agreement, approximately $3,000 represented a prepayment premium and $900 represented accrued and unpaid interest on the principal balance. The $3,000 prepayment premium and $3,894 of unamortized debt issuance costs are included as interest expense in the consolidated statements of operations for the year ended December 31, 2006.
     (h) Maturity of Long-Term Debt
     The aggregate scheduled maturities of long-term debt for each of the five years subsequent to December 31, 2008 are as follows: 2009 — $28,397; 2010 — $145,021; 2011 — $24,006; 2012 — $32,641; 2013 — $581,144 and thereafter — $292,360.
     (i) Interest and Financing Expense
     Interest and financing expense included the following:

	December 31,
	2008	2007	2006
Interest expense	$56,706	$39,559	$17,685
Letters of credit and finance charges	10,133	6,095	6,333
Amortization of debt issuance costs (includes write off of unamortized debt issuance cost in 2006 of $6,091)	4,128	2,093	6,640
Capitalized interest	(3,417)	—	—

Total interest expense	$67,550	$47,747	$30,658

     (16) Income Taxes
     Income tax expense included the following:

	December 31,
	2008	2007	2006
Current:
Federal	$(117,679)	$49,237	$77,372
State	2,663	(54)	8,332

Total current	(115,016)	49,183	85,704

Deferred:
Federal	170,869	(2,762)	5,035
State	6,928	(222)	3,229

Total deferred	177,797	(2,984)	8,264

Income tax expense	$62,781	$46,199	$93,968

     A reconciliation between the income tax expense computed on pretax income at the statutory federal rate and the actual provision for income taxes is as follows:

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)

	December 31,
	2008	2007	2006
Computed expected tax expense	$54,567	$54,640	$90,852
State and local income taxes, net of federal benefit	6,234	(4,960)	7,516
Deduction for qualified production income	4,343	(3,403)	(2,049)
Low-sulfur diesel tax credit	—	—	(2,918)
Other, net	(2,363)	(78)	567

Income tax expense	$62,781	$46,199	$93,968

     State and local income taxes, net of federal benefit for 2007 include a benefit of $3,565 resulting from the true up of the prior year income tax expense as well as a benefit of $3,108 resulting from a change in the effective state income tax rate.
     The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.

	December 31,
	2008	2007
Deferred income tax assets:
Accounts receivable, allowance	$352	$595
Deferred gain	—	3,640
Intangibles	—	1,140
Accrued liabilities and other	10,735	3,941
Post retirement benefits	12,416	3,418
Non-current accrued liabilities and other	4,125	4,297
Net operating loss carryover	17,062	6,101
Tax credits	1,583	1,583
Other	736	706

Deferred income tax assets	47,009	25,421

Deferred income tax liabilities:
Deferred charges	(1,938)	(681)
Unrealized Gains	(54,556)	—
Property, plant, and equipment	(289,959)	(156,722)
Other non-current	(9,957)	(22,468)
Inventories	(15,085)	(10,761)

Deferred income tax liabilities	$(371,495)	$(190,632)

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of taxable income and projections for future taxable income, over the periods which the deferred tax assets are deductible, management believes it is more likely than not that Alon will realize the benefits of these deductible differences in future periods.
     At December 31, 2008, Alon has net operating loss carryforwards for Federal income tax purposes of $13,480 which are available to offset future Federal taxable income through 2024. In addition Alon has net operating loss carryforwards for state income tax purposes of $259,863 which are available to offset future state taxable income in various years through 2023.
     FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Alon performed a review of its tax positions and adopted the provisions of FIN No. 48 on January 1, 2007. The adoption of FIN No. 48 did not have a material effect on Alon’s results of operations or financial position as Alon has no unrecognized tax benefits. In accordance with FIN No. 48, Alon has elected to recognize interest expense related to the underpayment of income taxes in interest expense, and penalties relating to underpayment of income taxes as a reduction to other income, net, in the consolidated statements of operations. Alon is subject to U.S. federal income tax, and income tax in multiple

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
state jurisdictions with California and Texas comprising the majority of the Company’s state income tax. The federal tax years 2000 to 2005 are closed to audit, with 2006 and 2007 remaining open to audit. In general, the state tax years open to audit range from 2001 to 2008. The Company’s liability for unrecognized tax benefits and accrued interest did not increase during the year ended December 31, 2008 as there were no unrecognized tax benefits recorded in 2008.
     (17) Related-Party Transactions
     (a) Consulting Agreement
     Alon and Alon Israel are parties to a consulting agreement whereby Alon Israel provides strategic planning and management consulting services to Alon. In July 2005, the term of the agreement was extended until December 31, 2009 and Alon’s payment obligations under the agreement were terminated in exchange for an aggregate payment to Alon Israel of $6,000, $2,000 of which was paid and expensed in 2005 and the remainder of which was paid in January, 2006 and is amortized over the remaining term of the contract. Alon Israel’s obligations to provide consulting services under the amended agreement will remain in effect through the end of the term of the agreement.
     (b) Sale of Preferred Shares
     On July 3, 2008, pursuant to the terms of a Series A Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 3, 2008, entered into by and between Alon Refining Louisiana, Inc. (“Alon Louisiana”), a subsidiary of the Company and Alon Israel, Alon Louisiana issued to Alon Israel 80,000 shares of non-voting Series A Preferred Stock of Alon Louisiana, par value $1,000.00 per share (the “Preferred Shares”), for an aggregate purchase price of $80,000. On July 3, 2008, we completed the acquisition of all of the capital stock of the refining business located in Krotz Springs, Louisiana, from Valero Energy Corporation, through our subsidiary, Alon Refining Krotz Springs, Inc. (“Krotz Springs”). The purchase price was $333,000 in cash plus approximately $141,494 for working capital, including inventories. The cash portion of the purchase price and working capital payment were funded in part by proceeds from the sale of the Preferred Shares to Alon Israel.
     The Preferred Shares are subject to the terms of a Stockholders Agreement (the “Stockholders Agreement”), dated as of July 3, 2008, by and between the Company, Alon Louisiana, Alon Israel and Alon Louisiana Holdings, Inc., a subsidiary of the Company and the holder of all of the outstanding shares of common stock of Alon Louisiana, which in turn is the holder of all of the outstanding common stock of Krotz Springs (“Alon Louisiana Holdings”). Under the terms of the Stockholders Agreement, subject to approval by the stockholders of the Company, (1) the Preferred Shares may be exchanged at the election of either the Company or Alon Israel, for shares of common stock of the Company upon a change of control of either Alon Louisiana or the Company and (2) if not exchanged pursuant to the preceding clause (1), the Preferred Shares will be mandatorily exchanged for shares of common stock of the Company on July 3, 2011.
     Pursuant to the terms of the Stock Purchase Agreement, Alon Israel caused a letter of credit in the amount of $55,000 to be issued for the benefit of Bank of America, N.A. in order to support the borrowing base of Krotz Springs, under the Loan and Security Agreement by and among the Company, Krotz Springs, Bank of America, N.A. and the banks and financial institutions listed on the signature page thereof as “Lenders.” Alon Israel shall bear the expenses of the letter of credit; however, until the earlier of (1) the release of the letter of credit or (2) six months following the initial issuance of the letter of credit, Alon Louisiana shall pay Alon Israel a fee at a per annum rate of 2% of the aggregate amount of the letter of credit outstanding (subject to adjustment as set forth in the Stock Purchase Agreement) in consideration for causing the issuance of the letter of credit. The Stockholders Agreement provides that, in the event Bank of America, N.A. draws upon the letter of credit, Alon Louisiana shall issue and deliver to Alon Israel a promissory note (with a term no longer than one year) in a principal amount equal to the amount of such draw and bearing interest at a rate of 10.75% per annum.
     On March 31, 2009, the parties to the Stockholders Agreement agreed to make certain amendments to such agreement to modify the terms governing Alon Israel’s investments in Krotz Springs, including their ability to receive shares of Company common stock in exchange for their investments, subject to the prior approval of the Company’s stockholders.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (18) Stockholders’ Equity
     (a) Common and preferred stock
     The authorized capital stock of Alon consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Issued and outstanding shares of common stock were 46,814,021 and 46,808,444 as of December 31, 2008 and 2007, respectively. There were no issued and outstanding shares of preferred stock as of December 31, 2008 and 2007.
     For the years ended December 31, 2008, 2007 and 2006, activity in the number of common stock was as follows:

Common
Stock
(in thousands)
Balance as of December 31, 2006	46,806
Shares forfeited	—
Shares issued in connection with stock plans (Note 20)	2

Balance as of December 31, 2007	46,808
Shares forfeited	—
Shares issued in connection with stock plans (Note 20)	6

Balance as of December 31, 2008	46,814

     (b) Dividends
     On March 21, 2006, Alon paid a regular quarterly cash dividend of $0.04 per share and a special cash dividend of $0.37 per share on Alon’s common stock. In connection with Alon’s cash dividend payment to stockholders on March 21, 2006, the non-controlling interest stockholders of Alon Assets, Inc. (“Alon Assets”) and Alon Operating received an aggregate cash dividend of approximately $1,078. On June 14, 2006, Alon paid a regular quarterly cash dividend of $0.04 per share on Alon’s common stock. In connection with Alon’s cash dividend payment to stockholders on June 14, 2006, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of approximately $105. On September 14, 2006, Alon paid a regular quarterly cash dividend of $0.04 per share and a special cash dividend of $2.50 per share on Alon’s common stock. In connection with Alon’s cash dividend payment to stockholders on September 14, 2006, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of approximately $6,680. On December 14, 2006, Alon paid a regular quarterly cash dividend of $0.04 per share on Alon’s common stock. In connection with Alon’s cash dividend payment to stockholders on December 14, 2006, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of approximately $105.
     Alon paid regular quarterly cash dividends of $0.04 per share on Alon’s common stock in 2007 on each of the following dates: March 14, 2007; June 14, 2007; September 14, 2007; and December 14, 2007. In connection with Alon’s cash dividend payments to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received aggregate cash dividends of $468.
     In 2008, Alon paid regular quarterly cash dividends of $0.04 per share on Alon’s common stock on each of the following dates: March 14, 2008; June 13, 2008; September 12, 2008; and December 12, 2008. Additionally, the non-controlling interest stockholders of Alon Assets and Alon Operating received aggregate cash dividends of $386.
     On March 4, 2009, Alon announced a quarterly cash dividend of $0.04 per share payable April 2, 2009 for stockholders of record at the close of business on March 16, 2009 (Note 23).

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (19) Earnings per Share
     Basic earnings per share are calculated as net income available to common stockholders divided by the average number of shares of common stock outstanding. Diluted earnings per share include the dilutive effect of restricted shares and SARs using the treasury stock method and the dilutive effect of convertible preferred shares using the if-converted method.
     The calculation of earnings per share, basic and diluted for the years ended December 31, 2008, 2007 and 2006 is as follows:

	December 31
	2008	2007	2006
Net income available to common stockholders	$82,883	$103,936	$157,368
Average number of shares of common stock outstanding	46,788	46,763	46,738
Dilutive restricted shares, SARs, and convertible preferred shares	2,795	41	41

Average number of shares of common stock outstanding assuming dilution	49,583	46,804	46,779

Earnings per share — basic	$1.77	$2.22	$3.37

Earnings per share — diluted *	$1.72	$2.16	$3.36

*	For the purpose of calculating diluted earnings per share, net income available to common stockholders was reduced to adjust for the effects of options issued by Alon’s subsidiaries. The adjustment to net income available to common stockholders for options issued for the calculation of diluted earnings per share for December 31, 2008, 2007 and 2006 was $1,449, $2,391, and $191, respectively. Additionally, net income available to common stockholders for the year ended December 31, 2008 was adjusted $3,991 for preferred stock dividends that would no longer be paid if the preferred stock was converted to shares of common stock.
     (20) Stock Based Compensation
     Alon has two employee incentive compensation plans, (i) the 2005 Incentive Compensation Plan and (ii) the 2000 Incentive Stock Compensation Plan.
     (a) 2005 Incentive Compensation Plan (share value in dollars)
     The 2005 Incentive Compensation Plan was approved by the stockholders in November 2005, and is a component of Alon’s overall executive incentive compensation program. The 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, SARs, restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. Other than the restricted share grants and SARs discussed below, there have been no stock-based awards granted under the 2005 Incentive Compensation Plan.
     Restricted Stock. In August 2005, Alon granted awards of 10,791 shares of restricted stock and in November 2005 Alon granted an award of 12,500 shares of restricted stock, in each case to certain directors, officers and key employees in connection with Alon’s IPO in July 2005. The participants were allowed to acquire shares at a discounted price of $12.00 per share with a grant date fair value of $16.00 per share for the August 2005 awards and $20.42 per share for the November 2005 award. In November 2005, Alon granted awards of 52,672 shares of restricted stock to certain officers and key employees with a grant date fair value of $20.42 per share. Non-employee directors are awarded an annual grant of shares of restricted stock valued at $25. All restricted shares granted under the 2005 Incentive Compensation Plan vest over a period of three years, assuming continued service at vesting.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     Compensation expense for the restricted stock grants amounted to $138, $279 and $514 for the years ended December 31, 2008, 2007 and 2006, respectively and is included in selling, general and administrative expenses in the consolidated statements of operations. There is no material difference between intrinsic value under Opinion 25 and fair value under SFAS No. 123R for pro forma disclosure purposes. The following table summarizes the restricted share activity from January 1, 2008:

		Weighted Average
Nonvested Shares	Shares	Grant Date Fair Values
Nonvested at January 1, 2008	26,918	$21.74
Granted	5,577	13.45
Vested	(24,833)	20.54
Forfeited	—	—

Nonvested at December 31, 2008	7,662	$19.58

     As of December 31, 2008, there was $63 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2005 Incentive Compensation Plan. That cost is expected to be recognized over a weighted-average period of 1.96 years. The fair value of shares vested-to-date in 2008 was $255.
     Stock Appreciation Rights. In March 2007, Alon granted awards of 361,665 Stock Appreciation Rights (“SARs”) to certain officers and key employees. The SARs have a grant price equal to $28.46, the closing price of Alon’s common stock on the date of grant. Additionally, in July 2008, an award of 12,000 SARs was granted to certain employees at the close of the Krotz Springs refinery acquisition at a grant price equal to $14.23. An award of 10,000 SARs was granted in December at a grant price equal to $14.23. SARs vest and become exercisable over a four-year vesting period as follows: 50% on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant and 25% on the fourth anniversary of the date of grant. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.
     Compensation expense for the SARs grants amounted to $1,101, $885, and $0 for the years ended December 31, 2008, 2007 and 2006, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.
     (b) 2000 Incentive Stock Compensation Plan
     On August 1, 2000, Alon Assets, Inc. (“Alon Assets”) and Alon USA Operating, Inc. (“Alon Operating”), majority owned, fully consolidated subsidiaries of Alon, adopted the 2000 Incentive Stock Compensation Plan pursuant to which Alon’s board of directors may grant stock options to certain officers and members of executive management. The 2000 Incentive Stock Compensation Plan authorized grants of options to purchase up to 16,154 shares of common stock of Alon Assets and 6,066 shares of common stock of Alon Operating. All authorized options were granted in 2000 and there have been no additional options granted under this plan. All stock options have ten-year terms. The options are subject to accelerated vesting and become fully exercisable if Alon achieves certain financial performance and debt service criteria. Upon exercise, Alon will reimburse the option holder for the exercise price of the shares and under certain circumstances the related federal and state taxes payable as a result of such exercises (gross-up liability). This plan was closed to new participants subsequent to August 1, 2000, the initial grant date. Total compensation expense (benefit) recognized under this plan was $(1,066), $1,100 and $1,931 for the years ended December 31, 2008, 2007 and 2006, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The following table summarizes the stock option activity for Alon Assets and Alon Operating for the years ended December 31, 2008 and 2007:

	Alon Assets		Alon Operating
		Weighted		Weighted
	Number of	Average	Number of	Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price
Outstanding at December 31, 2006	6,848	$100	2,572	$100
Granted	—	—	—	—
Exercised	(1,632)	100	(613)	100
Forfeited and expired	—	—	—	—

Outstanding at December 31, 2007	5,216	$100	1,959	$100
Granted	—	—	—	—
Exercised	(2,423)	100	(910)	100
Forfeited and expired	—	—	—	—

Outstanding at December 31, 2008	2,793	$100	1,049	$100

     The intrinsic value of total options exercised in 2008 was $4,624.
     (21) Commitments and Contingencies
     (a) Leases
     Alon has long-term lease commitments for land, office facilities, retail facilities and related equipment and various equipment and facilities used in the storage and transportation of refined products. Alon also has long term lease commitments for land at its Krotz Springs refinery. In most cases Alon expects that in the normal course of business, Alon’s leases will be renewed or replaced by other leases. Alon has commitments under long-term operating leases for certain buildings, land, equipment, and pipelines expiring at various dates over the next twenty years. Certain long-term operating leases relating to buildings, land and pipelines include options to renew for additional periods. At December 31, 2008, minimum lease payments on operating leases were as follows:

Year ending December 31:
2009	$38,236
2010	32,060
2011	27,288
2012	25,786
2013	14,340
2014 and thereafter	76,392

Total	$214,102

     Total rental expense was $37,219, $15,425 and $15,523 for the years ended December 31, 2008, 2007 and 2006, respectively. Contingent rentals and subleases were not significant.
     (b) Other Commitments
     In the normal course of business, Alon has long-term commitments to purchase services such as natural gas, electricity and water for use by its refineries, terminals, pipelines and retail locations. Alon is also party to various refined product and crude oil supply and exchange agreements. These agreements are typically short-term in nature or provide terms for cancellation.
     Under the terms of the Pipelines and Terminals Agreement with HEP, Alon has committed to transport and store minimum volumes of refined products in the pipelines and terminals acquired by HEP for an initial period of 15 years. Tariffs and services fees are set at competitive rates and the agreement provides for a reduction of the minimum volume requirement under certain circumstances.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     On March 1, 2006, Alon sold its Amdel and White Oil crude oil pipelines, which had been inactive since December 2002, to Sunoco for a total consideration of approximately $68,000. In conjunction with the sale of the Amdel and White Oil pipelines, Alon entered into a 10 year pipeline Throughput and Deficiency Agreement, with an option to extend the agreement by four additional thirty-month periods. The Throughput and Deficiency Agreement allows Alon to maintain crude oil transportation rights on the pipelines from the Gulf Coast and from Midland to the Big Spring refinery. Pursuant to the Throughput and Deficiency Agreement, Alon has agreed to ship a minimum of 15,000 bpd on the pipelines during the term of the agreement. Alon commenced shipments of crude oil through the Amdel and White Oil pipelines under this agreement in October 2006.
     To further diversify crude oil delivery sources to the Big Spring refinery, Alon entered into a 15-year arrangement with Centurion in June 2006. Pursuant to this arrangement, Centurion will provide Alon with crude oil transportation pipeline capacity and Alon will ship a minimum of 21,500 bpd of crude oil from Midland to the Big Spring refinery using Centurion’s approximately forty-mile long pipeline system from Midland to Roberts Junction and Alon’s three mile pipeline from Roberts Junction to the Big Spring refinery which Alon leases to Centurion. Alon commenced shipments of crude oil through these pipelines in November 2006.
     In connection with the Krotz Springs refinery acquisition (Note 4), Alon and Valero entered into an offtake agreement that provides for Valero to purchase, at market prices, certain specified products and other products as may be mutually agreed upon from time to time. These products include regular and premium unleaded gasoline, ultra low sulfur diesel, jet fuel, light cycle oil, high sulfur No. 2 blendstock, butane/butylene, poly C4, normal butane, LPG mix, propane/propylene, high sulfur slurry, low sulfur atmospheric tower bottoms and ammonium thiosulfate. The term of the offtake agreement as it applies to the products produced by the refinery is as follows: (i) five years for light cycle oil and straight run diesel; (ii) one year for regular and premium unleaded gasoline; and (iii) three months for the remaining refined products.
     Alon is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Alon’s financial position, results of operations or liquidity.
     (c) Environmental
     Alon is subject to loss contingencies pursuant to federal, state, and local environmental laws and regulations. These rules regulate the discharge of materials into the environment and may require Alon to incur future obligations to investigate the effects of the release or disposal of certain petroleum, chemical, and mineral substances at various sites; to remediate or restore these sites; to compensate others for damage to property and natural resources and for remediation and restoration costs. These possible obligations relate to sites owned by Alon and are associated with past or present operations. Alon is currently participating in environmental investigations, assessments and cleanups under these regulations at service stations, pipelines, and terminals. Alon may in the future be involved in additional environmental investigations, assessments and cleanups. The magnitude of future costs will depend on factors such as the unknown nature and contamination at many sites, the unknown timing, extent and method of the remedial actions which may be required, and the determination of Alon’s liability in proportion to other responsible parties.
     Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Substantially all amounts accrued are expected to be paid out over the next 15 years. The level of future expenditures for environmental remediation obligations is impossible to determine with any degree of reliability.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     In connection with the HEP transaction, Alon entered into an Environmental Agreement with HEP pursuant to which Alon agreed to indemnify HEP against costs and liabilities incurred by HEP to the extent resulting from the existence of environmental conditions at the pipelines or terminals prior to February 28, 2005 or from violations of environmental laws with respect to the pipelines and terminals occurring prior to February 28, 2005. Alon’s environmental indemnification obligations under the Environmental Agreement expire after February 28, 2015. In addition, Alon’s indemnity obligations are subject to HEP first incurring $100 of damages as a result of pre-existing environmental conditions or violations. Alon’s environmental indemnity obligations are further limited to an aggregate indemnification amount of $20,000, including any amounts paid by Alon to HEP with respect to indemnification for breaches of Alon’s representations and warranties under the Contribution Agreement. With respect to any remediation required for environmental conditions existing prior to February 28, 2005, Alon has the option under the Environmental Agreement to perform such remediation itself in lieu of indemnifying HEP for their costs of performing such remediation. Pursuant to this option, Alon is continuing to perform the ongoing remediation at the Wichita Falls terminal which is subject to Alon’s environmental indemnity from FINA. Any remediation required under the terms of the Environmental Agreement is limited to the standards under the applicable environmental laws as in effect at February 28, 2005.
     In connection with the sale of the Amdel and White Oil Pipelines, on March 1, 2006, Alon entered into a Purchase and Sale Agreement with Sunoco pursuant to which Alon agreed to indemnify Sunoco against costs and liabilities incurred by Sunoco to the extent resulting from the existence of environmental conditions at the pipelines prior to March 1, 2006 or from violations of environmental laws with respect to the pipelines occurring prior to March 1, 2006. With respect to any remediation required for environmental conditions existing prior to March 1, 2006, Alon has the option under the Purchase and Sale Agreement to perform such remediation itself in lieu of indemnifying Sunoco for their costs of performing such remediation.
     Alon has accrued environmental remediation obligations of $35,833 ($2,652 current payable and $33,181 non-current liability) at December 31, 2008 and $37,944 ($2,952 current payable and $34,992 non-current liability) at December 31, 2007.
     Alon must meet regulations mandated by the Federal Clean Air Act, which requires a reduction of the sulfur content in gasoline produced by Alon’s Big Spring Refinery in September 2009. Alon expects to spend approximately $15,600 in 2009 to comply with these regulations.
     (22) Quarterly Information (unaudited)
     Selected financial data by quarter is set forth in the table below:

	Quarters
	First	Second	Third	Fourth	Full Year
2008
Net sales	$1,020,763	$1,244,671	$1,905,106	$986,166	$5,156,706
Operating income (loss)	(47,273)	40,573	92,505	137,672	223,477
Net income (loss) available to common stockholders	(33,578)	18,227	37,297	60,937	82,883
Earnings (loss) per share, basic	$(0.72)	$0.39	$0.80	$1.30	$1.77
Weighted average shares outstanding	46,782	46,782	46,786	46,800	46,788
2007
Net sales	$965,905	$1,187,181	$1,243,723	$1,145,342	$4,542,151
Operating income (loss)	69,336	166,710	16,990	(66,917)	186,119
Net income (loss) available to common stockholders	35,565	95,613	12,627	(39,869)	103,936
Earnings (loss) per share, basic	$0.76	$2.05	$0.27	$(0.85)	$2.22
Weighted average shares outstanding	46,757	46,758	46,761	46,775	46,763
     (23) Subsequent Events
     Dividend Announcement
     On March 4, 2009, Alon announced a quarterly cash dividend of $0.04 per share payable April 2, 2009 for stockholders of record at the close of business on March 16, 2009.